                                                                  EXHIBIT 10-42



                            STOCK PURCHASE AGREEMENT


                                   dated as of


                                  June 21, 1999


                                     between


                          CONTEL FEDERAL SYSTEMS, INC.


                                       and


                          GENERAL DYNAMICS CORPORATION





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
                                    Schedules

SCHEDULE 1.1               Target Statement of Net Assets
SCHEDULE 1.4               Net Assets Adjustments
SCHEDULE 1.5               Pre-Closing Restructuring
SCHEDULE 1.6(a)            ISD Disposition
SCHEDULE 1.6(b)            Matters Relating to ISD Disposition
SCHEDULE 2.1               Information Relating to the Company and the Subsidiaries
SCHEDULE 2.2               Obligations Relating to Joint Ventures
SCHEDULE 2.3(a)            Financial Statements
SCHEDULE 2.3(b)            Certain Changes
SCHEDULE 2.4               Tax Returns and Reports
SCHEDULE 2.5               Material Contracts
SCHEDULE 2.6               Encumbrances and Other Matters
SCHEDULE 2.6(a)            Information Relating to Real and Personal Property; Title to Property and
                           Leases
SCHEDULE 2.6(b)            Material Real Property of the Company or its Subsidiaries
SCHEDULE 2.7               Intellectual Property
SCHEDULE 2.8               Authorization, Permit, Consent and Approval List
SCHEDULE 2.9               List of Material Claims
SCHEDULE 2.10              Labor Matters
SCHEDULE 2.14(a)           ERISA Plans
SCHEDULE 2.14 (g)          Retiree Benefits
SCHEDULE 2.17              Certain Business Operations
SCHEDULE 2.18              Environmental Compliance
SCHEDULE 2.20              Government Contracts
SCHEDULE 2.21              Affiliate Transactions
SCHEDULE 4.3               Exceptions to Interim Restrictions on Conduct of Business
SCHEDULE 4.3(h)            Real Property Dispositions
SCHEDULE 4.5               Certain Guarantees, Loans and Extensions of Credit
SCHEDULE 4.10              GTE Guarantees
SCHEDULE 5.6               Programs
SCHEDULE 6.1(a)(ii)        Transferred Employees
SCHEDULE 6.2(a)(v)(C)      Methods and Assumptions
SCHEDULE 6.1(c)            Transferred Employee Service
SCHEDULE 6.2(c)(ii)(B)     Business Retirees and Active Employees
SCHEDULE 6.2(c)(ii)(C)     VEBA Trusts
SCHEDULE 7.1(b)            Approvals
SCHEDULE 7.2               Permits

                                    Exhibits

EXHIBIT A                  Form of Intellectual Property Agreement
EXHIBIT B                  Form of Transition Services Agreement
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                                                 TABLE OF CONTENTS
                                                                                                               PAGE

                                                     ARTICLE I

                                        DEFINITIONS/PURCHASE & SALE/CLOSING

1.1      Definitions.............................................................................................1
1.2      Transfer of Stock by Seller.............................................................................9
1.3      The Closing.............................................................................................9
1.4      Purchase and Sale; Purchase Price and Adjustments......................................................10
1.5      Pre-Closing Restructuring; Required Consents...........................................................11

                                                    ARTICLE II

                                     REPRESENTATIONS AND WARRANTIES OF SELLER

2.1      Organization and Related Matters.......................................................................12
2.2      Stock..................................................................................................12
2.3      Financial Statements; Changes; Contingencies...........................................................13
2.4      Tax Returns and Reports................................................................................14
2.5      MaterialContracts......................................................................................15
2.6      Real and Personal Property; Title to Property; Leases..................................................16
2.7      Intellectual Property..................................................................................17
2.8      Authorization; No Conflicts............................................................................17
2.9      Legal Proceedings......................................................................................18
2.10     Labor Matters..........................................................................................18
2.11     Insurance..............................................................................................18
2.12     Permits; Security Clearances...........................................................................18
2.13     Compliance with Law....................................................................................19
2.14     Employee Benefits......................................................................................19
2.15     Intercompany Obligations...............................................................................21
2.16     No Brokers or Finders..................................................................................22
2.17     Operation in the Ordinary Course.......................................................................22
2.18     Environmental Compliance...............................................................................22
2.19     Year 2000..............................................................................................22
2.20     Government Contracts...................................................................................23
2.21     Affiliate Transactions.................................................................................24

                                                    ARTICLE III

                                      REPRESENTATIONS AND WARRANTIES OF BUYER

3.1      Organization and Related Matters.......................................................................24
3.2      Authorization; No Conflicts............................................................................24
3.3      Legal Proceedings......................................................................................24
3.4      Compliance with Law....................................................................................25
3.5      No Brokers or Finders..................................................................................25
3.6      Financing..............................................................................................25
3.7      Investment Representation..............................................................................25
3.8      Investigation; Acknowledgment..........................................................................25
3.9      Insurance Matters......................................................................................26
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                                                 TABLE OF CONTENTS
                                                    (CONTINUED)



                                                                                                               PAGE

3.10     Foreign Ownership......................................................................................26

                                                    ARTICLE IV

                               COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING

4.1      Access.................................................................................................26
4.2      Financial Information..................................................................................26
4.3      Conduct of Business....................................................................................27
4.4      Reasonable Best Efforts; No Inconsistent Action........................................................28
4.5      Elimination of Intercompany and Affiliate Liabilities..................................................29
4.6      Control of the Business of the Company.................................................................29
4.7      Accuracy of Information................................................................................29
4.8      Bell Atlantic Merger...................................................................................29
4.9      Substitute Guaranty....................................................................................30
4.10     Tax Matters............................................................................................30

                                                     ARTICLE V

                                               CONTINUING COVENANTS

5.1      Cooperation............................................................................................31
5.2      Nondisclosure of Proprietary Data......................................................................32
5.3      Tax Matters............................................................................................32
5.4      Use of GTE and Contel Names, Trademarks and Service Marks..............................................37
5.5      Transition Services....................................................................................38
5.6      Noncompetition.........................................................................................38
5.7      Solicitation of Employees..............................................................................40
5.8      Assignment of Confidentiality Agreements...............................................................40
5.9      Adjustment to Corporate Overhead Expenses..............................................................40

                                                    ARTICLE VI

                                                 EMPLOYEE BENEFITS

6.1      Employee Matters.......................................................................................41
6.2      Employee Benefit Matters...............................................................................42
6.3      Executive Benefit Arrangements.........................................................................50
6.4      Vacation Pay...........................................................................................51
6.5      Employee Rights........................................................................................51
6.6      WARN Act Requirements..................................................................................52
6.7      Indemnification........................................................................................52
6.8      Special Provisions for Certain Employees...............................................................53
6.9      Stock Options and LTIP.................................................................................53
6.10     Cooperation Between Parties............................................................................53
6.11     Successors and Assigns.................................................................................54
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                                                 TABLE OF CONTENTS
                                                    (CONTINUED)



                                                    ARTICLE VII

                                              CONDITIONS OF PURCHASE
                                                                                                               PAGE

7.1      GeneralConditions......................................................................................54
7.2      Conditions to Obligations of Buyer.....................................................................54
7.3      Conditions to Obligations of Seller....................................................................55

                                                   ARTICLE VIII

                                            TERMINATION OF OBLIGATIONS

8.1      Termination of Agreement...............................................................................56
8.2      Effect of Termination..................................................................................56

                                                    ARTICLE IX

                                             INDEMNIFICATION; SURVIVAL

9.1      Obligations of Seller..................................................................................57
9.2      Obligations of Buyer...................................................................................57
9.3      Procedure..............................................................................................57
9.4      Survival...............................................................................................59
9.5      Limitations on Indemnification.........................................................................59
9.6      Treatment of Payments..................................................................................60
9.7      Remedies Exclusive.....................................................................................60
9.8      Mitigation.............................................................................................60

                                                     ARTICLE X

                                                      GENERAL

10.1     Usage..................................................................................................60
10.2     Amendments; Waivers....................................................................................61
10.3     Schedules; Exhibits....................................................................................61
10.4     Further Assurances.....................................................................................61
10.5     Governing Law..........................................................................................62
10.6     Headings...............................................................................................62
10.7     Counterparts...........................................................................................62
10.8     Parties in Interest....................................................................................62
10.9     Performance by Subsidiaries............................................................................62
10.10    Waiver.................................................................................................62
10.11    Severability...........................................................................................62
10.12    No Consequential Damages...............................................................................63
10.13    Knowledge Convention...................................................................................63
10.14    Notices................................................................................................63
10.15    Publicity and Reports..................................................................................64
10.16    Integration............................................................................................64
10.17    Expenses...............................................................................................64
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                                                 TABLE OF CONTENTS
                                                    (CONTINUED)


                                                                                                               PAGE

10.18    No Assignment..........................................................................................64
10.19    Representation By Counsel; Interpretation..............................................................65
10.20    Reference of Disputes to Senior Officers of Seller and Buyer...........................................65
10.21    Resolution of Disputes.................................................................................65



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




                            STOCK PURCHASE AGREEMENT



               This Stock Purchase Agreement is entered into as of June 21, 1999 by and between GENERAL DYNAMICS CORPORATION, a Delaware corporation ("Buyer"), and CONTEL FEDERAL SYSTEMS, INC., a Delaware corporation ("Seller"), and joined in to the extent set forth in the joinder below by GTE Corporation, a New York corporation and the corporate parent of Seller ("GTE").

                                R E C I T A L S

               WHEREAS, GTE Government Systems Corp., a Delaware corporation (the "Company"), and its Subsidiaries are in the business of providing command, control, communications, computer, information, surveillance and reconnaissance solutions and services in support of government, commercial and international customers;

               WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company; and

               WHEREAS, Seller desires to sell, and Buyer desires to buy, all of the issued and outstanding stock of the Company for the consideration described herein.

                               A G R E E M E N T

               In consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:

                                   ARTICLE I
                      DEFINITIONS/PURCHASE & SALE/CLOSING

          1.1         DEFINITIONS.

               For all purposes of this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, and except as otherwise expressly provided, the following definitions shall apply:

               "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

               "Adjustment" has the meaning set forth in Section 5.3(e).

               "Affiliate" means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.

               "Agreement" means this Agreement as amended or supplemented together with all Exhibits and Schedules attached hereto or expressly incorporated herein by reference.

               "Anti-Assignment Laws" means 41 U.S.C. Section 15, 31 U.S.C.
Section 3727 and FAR Subpart 42.12 and any similar statutes, laws, rules and regulations.

               "Approval" means any approval, authorization, consent, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity.

               "Assumed VEBA" has the meaning set forth in Section
6.2(c)(ii)(C).

               "Auditors" has the meaning set forth in Section 1.4(c).

               "Base Purchase Price" has the meaning set forth in Section
1.4(b).

               "Bell Atlantic" means Bell Atlantic Corporation, a Delaware corporation.

               "Bell Atlantic Merger" means the business combination of GTE and Bell Atlantic pursuant to that certain Agreement and Plan of Merger dated as of July 27, 1998 among Bell Atlantic, GTE and a wholly-owned subsidiary of Bell Atlantic, as the same may be amended from time to time.

               "Business" means the business of the Company and its Subsidiaries, taken as a whole, after giving effect to the actions that comprise the Pre-Closing Restructuring and the ISD Disposition.

               "Business Retiree" means any former employee or retiree who, immediately prior to the date of such individual's termination of employment with or retirement from the Company or its Affiliates, was employed primarily in connection with the Business and was eligible for a normal or early retirement benefit under the Government Systems Pension Plan.

               "Buyer" has the meaning set forth in the Preamble hereto.

               "Buyer Indemnitees" has the meaning set forth in Section 9.1.

               "Buyer LTD Plan" has the meaning set forth in Section 6.8(a).

               "Buyer Pension Plan" means a tax-qualified defined benefit pension plan established or maintained by Buyer or a Buyer Affiliate.

               "Buyer Savings Plan" has the meaning set forth in Section 6.2(b)(iii).

               "Buyer Trust" means the trust established or maintained by Buyer or a Buyer Affiliate, to hold the assets funding the Buyer Pension Plan.

               "Buyer Welfare Plans" has the meaning set forth in Section 6.2(c)(i).

               "Buyer's representatives" has the meaning set forth in Section
4.3.

               "Carryover Tax Benefit" has the meaning set forth in Section 5.3(d).

               "Classified Contract" means any Government Contract which involves government classified programs or information subject to special national security restrictions.

               "Closing" has the meaning set forth in Section 1.3.

               "Closing Date" has the meaning set forth in Section 1.3.

               "Closing Date Payment" has the meaning set forth in Section
1.4(b).

               "Closing Date Statement of Net Assets" has the meaning set forth in Section 1.4(c).

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Company" has the meaning set forth in the Recitals hereto.

               "Company Pension Participants" shall mean participants in the Government Systems Pension Plan as of the Closing Date who are either Transferred Employees or former employees of the Company who immediately prior to termination of employment with or retirement from GTE and its Subsidiaries, were employed primarily in connection with the Business.

               "Company Pension Plans" has the meaning set forth in Section 6.2(a)(i).

               "Company Proprietary Information" means (i) any and all non-technical, non-public business information included in Non-Statutory Intellectual Property owned by or licensed (other than by GTE and its Affiliates) to the Company or its Subsidiaries and (ii) any and all non-technical, non-public business information related to the Business.

               "Confidentiality Agreement" has the meaning set forth in Section 4.1.

               "Contract" means any binding written agreement, arrangement, bond, commitment, franchise, indemnity, indenture or lease.

               "Credit" has the meaning set forth in Section 6.2(a)(iii).

               "ERLIP" has the meaning set forth in Section 6.3(b).

               "Employee" has the meaning set forth in Section 2.14(a).

               "Encumbrance" means any claim, charge, easement, encumbrance, lease, security interest, lien, pledge, restriction (whether on voting, sale, transfer, disposition or otherwise), except for any restrictions on transfer generally arising under any applicable federal or state securities law; provided, however, that "Encumbrance" shall not include any such item that (i) is reflected or disclosed in the Financial Statements or in title reports made available to Buyer, (ii) is not material in amount, (iii) constitutes a statutory lien arising in the ordinary course of business or (iv) does not singly or in the aggregate with other such items materially detract from the value of the property or materially detract from or interfere with the use of property in the ordinary conduct of business as presently conducted.

               "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including air, surface water, ground water, land surface and subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Regulated Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Regulated Substances.

               "Environmental Permit" means any license, permit, franchise, certificate of authority or order, or any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Entity pursuant to any applicable Environmental Laws.

               "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock, or any other rights, warrants or options to acquire any of the foregoing securities.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "ERISA Plans" has the meaning set forth in Section 2.14(a).

               "Estimated Closing Date Net Assets" has the meaning set forth in
Section 1.4(b).

               "Excess Pension Plan" has the meaning set forth in Section
6.3(a).

               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "Excluded Pre-Closing Liability" means any Indemnifiable Loss (whether or not disclosed on any Schedule to this Agreement or otherwise disclosed to or known by Buyer or any of its representatives or agents) of or relating to the Company or any of its Subsidiaries:

               (a) except as otherwise expressly provided in Article VI, arising prior to the Closing Date with respect to any director, officer or employee of the Company or any of its Subsidiaries, other than any Transferred Employee, that arises in connection with or relates to any aspect of such individual's employment or termination of employment by, or the performances of duties for, the Company or any of its Subsidiaries, the terms or conditions of the individual's employment or other relationship with the Company or any of its Subsidiaries or any illness, injury or other harm of any nature arising in connection with or relating to the employment of any such individual;

               (b) arising in connection with any former business, facility or real property (including the portion of the real property formerly associated with the Company's Mountain View, California facility) not owned and operated as part of the Business as of the Closing Date or arising in connection with any transaction relating to the sale or divestiture of any business unit, product line, real estate or other similar property prior to the Closing Date (including the transfer and assignment of the stock of the Company's Subsidiary, GTE Cybertrust Solutions Incorporated, to an Affiliate of Seller);

               (c) arising from a criminal proceeding, or found by a final, non-appealable Order, or admitted in a settlement consented to by Seller (such consent not to be unreasonably withheld), to have resulted from civil fraud, with respect to actions occurring prior to the Closing Date in connection with any Government Contract; or

               (d) arising in connection with any retroactive, retrospective or similar adjustment relating to any premium, administrative expense or other amount paid or payable with respect to any period prior to the Closing Date under any policy of insurance to which the Company and its Subsidiaries shall not have access after the Closing Date.

Notwithstanding the foregoing, the Excluded Pre-Closing Liabilities shall not be deemed to include (i) any liability or obligation expressly required to be discharged or performed by Buyer, the Company or any of its Subsidiaries on or after the Closing Date pursuant to this Agreement or any Related Agreement or (ii) any liability or obligation to the extent such liability or obligation is specifically reserved for on the Closing Date Statement of Net Assets.

               "Financial Statements" has the meaning set forth in Section
2.3(a).

               "FRP" has the meaning set forth in Section 6.2(c)(vi).

               "GAAP" means generally accepted accounting principles in the United States.

               "Government Contract" means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, task order, teaming agreement, or other legally binding commitment thereunder or relating thereto, in connection with or relating to United States or foreign (including NATO) government procurements and contracts between the Company or any of its Subsidiaries and either the U.S. Government or foreign government or any other prime contractor or subcontractor at any tier.

               "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, interstate, state or local, domestic or foreign.

               "Government Systems Pension Plan" means the GTE Government Systems Corporation Pension Plan for Salaried Employees and any successor plan thereto.

               "GTE" has the meaning set forth in the Preamble hereto.

               "GTE Competitive Activities" has the meanings set forth in
Section 5.6(a).

               "GTE Competitive Revenues" has the meanings set forth in Section 5.6(c).

               "GTE Corporate Policies" has the meaning set forth in Section
3.9.

               "GTE Guarantees" has the meaning set forth in Section 4.10.

               "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

               "Income Tax Return" means a Tax Return required to be supplied to a Governmental Entity with respect to Income Taxes including, where permitted or required, combined or consolidated returns for any group of Persons that includes the Company or any of its Subsidiaries.

               "Income Taxes" means all Taxes based on or measured by net income (including any interest and penalties and additions to tax (civil or criminal) related thereto or to the nonpayment thereof), but excluding withholding taxes.

               "Indemnifiable Claim" means any claim of an Indemnifiable Loss for or against which any party is entitled to indemnification under this Agreement; "Indemnified Party" means the party entitled to indemnification hereunder; and "Indemnifying Party" means the party obligated to provide indemnification hereunder.

               "Indemnifiable Loss" means any cost, damage, disbursement, expense, Tax, Encumbrance, liability, loss, deficiency, penalty or settlement of any kind or nature, including reasonable legal, accounting and other professional fees and expenses and amounts paid in settlement, that are actually imposed on or otherwise actually incurred or suffered by the specified Person.

               "Intellectual Property" means Statutory Intellectual Property and Non-Statutory Intellectual Property.

               "Intellectual Property Agreement" means the Intellectual Property Agreement to be executed by the parties as of the Closing Date, substantially in the form of Exhibit A hereto.

               "Interim Financial Statements" has the meaning set forth in section 2.3(a).

               "IRS" means the Internal Revenue Service or any successor entity.

               "ISD Business" means the business conducted by the ISD Division of the Company, including providing integrated telecommunications services and information solutions to the Department of Defense, the federal civil government, state and local government and commercial customers.

               "ISD Division" means the Company's Information Systems Division.

               "ISD Disposition" has the meaning set forth in Section 1.6.

               "ISD Employees" collectively, means all current employees of the Company or its Affiliates who as of the Closing Date are actively or inactively employed primarily in connection with the ISD Business, and former employees of the Company or its Affiliates who, prior to termination of employment, were employed primarily in connection with the ISD Business.

               "ISD Excluded Liability" means any Indemnifiable Loss (whether or not disclosed on a Schedule hereto or otherwise disclosed to or know by Buyer or any of its agents or representatives) arising in connection with the ISD Disposition or arising prior to, on or after the Closing Date in connection with the ISD Business; provided that liabilities and obligations incurred by the Company and its Subsidiaries in connection with intercompany agreements entered into in connection with the ISD Disposition shall not be deemed to be ISD Excluded Liabilities.

               "ISD Purchaser" has the meaning set forth in Section 1.6(a).

               "ISD Retiree" means any former employee or retiree who, immediately prior to termination of employment with or retirement from the Company or its Affiliates, was employed primarily in connection with the ISD Business and was eligible for a normal or early retirement benefit under the Government Systems Pension Plan.

               "ISEP" has the meaning set forth in Section 2.14(e).

               "Joint Ventures" means, collectively, the joint venture entities created pursuant to the agreements listed under the caption "Joint Ventures" on
Schedule 2.5.

               "Joint Venture Interests" means, collectively, the debt and equity ownership interests of Seller and its Affiliates in the Joint Ventures.

               "Law" means any constitutional provision, statute or other law, rule, regulation or interpretation of any Governmental Entity and any Order, including national security regulations and restrictions, export regulations and regulations pertaining to classified information.

               "Leased Real Property" has the meaning set forth in Section
2.6(b).

               "LTD Recipient" has the meaning set forth in Section 6.1(g).

               "Material Classified Contract" means any Classified Contract under which the Company or any of its Subsidiaries expect to accrue revenue in excess of $5,000,000 during the fiscal year ending December 31, 1999 or during the fiscal year ending December 31, 2000.

               "Material Contract" has the meaning set forth in Section 2.5.

               "Material Government Contract" means any Government Contract under which the Company or any of its Subsidiaries expect to accrue revenue in excess of $5,000,000 during the fiscal year ending December 31, 1999 or during the fiscal year ending December 31, 2000.

               "Net Assets" means as of any particular date the consolidated net assets of the Business determined in a manner consistent with the calculation of net assets as set forth in the Target Statement of Net Assets.

               "Net Tax Benefit" has the meaning set forth in Section 9.3(c).

               "Net Tax Reduction" has the meaning set forth in Section 5.3(d).

               "Noncompetition Period" has the meaning set forth in Section 5.6(a).

               "Non-Statutory Intellectual Property" means any trade secret, secret process or other proprietary information or know-how and any rights or licenses in the foregoing.

               "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

               "Owned Real Property" has the meaning set forth in Section
2.6(b).

               "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

               "Pension Plan" has the meaning set forth in Section 6.2(a)(i).

               "Permit" means any license, permit, franchise, certificate of authority or order or any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Entity, but excluding Environmental Permits.

               "Person" means an association, a corporation, an individual, a partnership, a limited liability company, a limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.

               "Plans" has the meaning set forth in Section 2.14(a).

               "Pre-Closing Restructuring" has the meaning set forth in Section 1.5(a).

               "Purchase Price" has the meaning set forth in Section 1.4(a).

               "Regulated Substance" means (i) any "hazardous substance" or "pollutant" or "contaminant," as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act (Title 42 United States Code Section 9601 et seq.), or Title 40 Code of Federal Regulations

Part 302, (ii) any toxic or hazardous substance, material or waste (whether solid, liquid or gaseous), (iii) "petroleum," as that term is defined in the Resource Conservation and Recovery Act, as amended (Title 42 United States Code
Section 6691 et seq.), or Title 40 Code of Federal Regulations Section 280.1, or
(iv) any other substance or waste which is regulated under any applicable Environmental Law with respect to its collection, storage, transportation for disposal, treatment or disposal.

               "Related Agreements" means the Intellectual Property Agreement and the Transition Services Agreement.

               "Retained VEBA" has the meaning set forth in Section
6.2(c)(ii)(C).

               "Retirement Plans" has the meaning set forth in Section 2.14(c).

               "SEC" means the Securities and Exchange Commission or any successor entity.

               "SERP" has the meaning set forth in Section 6.3(a).

               "Securities Act" means the Securities Act of 1933, as amended.

               "Seller" has the meaning set forth in the Preamble hereto.

               "Seller LTD Plan" has the meaning set forth in Section 6.8(a).

               "Seller Savings Plans" has the meaning set forth in Section 6.2(b)(i).

               "Seller Welfare Plans" has the meaning set forth in Section 6.2(c)(i).

               "Seller's representatives" has the meaning set forth in Section 4.3.

               "Statutory Intellectual Property" means any copyright, patent, service mark, trademark, tradename, brand name and domain name, all registrations or applications for registration of any of the foregoing and any rights or licenses in the foregoing.

               "Stock" means the capital stock of the Company.

               "Subsidiary" means, with respect to any Person, any Person in which such Person has a direct or indirect equity or ownership interest in excess of 50%. For purposes of this Agreement, the Subsidiaries of the Company shall mean the Subsidiaries of the Company after giving effect to the actions that comprise the Pre-Closing Restructuring and the ISD Disposition.

               "Target Net Assets" has the meaning set forth in Section 1.4(a).

               "Target Statement of Net Assets" means the statement of net assets of the Business attached hereto as Schedule 1.1 which was derived from the balance sheet included in the Year-End Financial Statements after giving effect to the ISD Disposition and the exclusions and adjustments set forth on
Schedule 1.4 hereto.

               "Tax" means any foreign, federal, state, county or local income, sales and use, transfer, excise, franchise, stamp duty, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, withholding or tollgate tax or charge imposed by any Governmental Entity, any interest and penalties and additions to tax (civil or criminal) related thereto or to the nonpayment thereof.

               "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any Subsidiary.

               "Transferred Employees" has the meaning set forth in Section 6.1(a).

               "Transition Services Agreement" means the Transition Services Agreement to be executed by the parties as of the Closing Date, substantially in the form of Exhibit B attached hereto.

               "Union Pension Plan" has the meaning set forth in Section 6.2(a)(i).

               "U.S. Government" means any agency, division instrumentality, subdivision, audit group, or procuring office of the federal government.

               "VEBA" has the meaning set forth in Section 6.2(c)(ii)(C).

               "Year-End Financial Statements" has the meaning set forth in
Section 2.3(a).

          1.2         TRANSFER OF STOCK BY SELLER.

        Subject to the terms and conditions of this Agreement, Seller agrees to sell the issued and outstanding Stock of the Company, and to deliver the certificates evidencing such Stock, to Buyer, and Buyer agrees to purchase such Stock from Seller, for the consideration hereinafter set forth. The certificates will be properly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer or its nominee as Buyer may have directed at least two business days prior to the Closing Date and otherwise in a form acceptable for transfer on the books of the Company.

          1.3         THE CLOSING.

          (a) Unless this Agreement shall have been terminated and the transactions herein have been abandoned pursuant to Article VIII hereof, the purchase and sale of the Stock shall take place at a closing (the "Closing") to be held at the offices of O'Melveny & Myers LLP, Citicorp Center, 153 East 53rd Street, New York, NY 10022 or at such other location as may be agreed upon by Buyer and Seller.

          (b) The Closing shall take place on the third business day following the satisfaction or waiver of the conditions contained in Sections 7.1(a) and 7.1(b) to the purchase and sale of the Stock of the Company (so long as the other conditions contained in Article VII are satisfied or waived), or on such later date as may be agreed upon by Buyer and Seller (the date on which the Closing occurs is herein referred to as the "Closing Date"). The parties will use their reasonable best efforts to cause the Closing Date to be effective as of the end of a month.

          1.4 PURCHASE AND SALE; PURCHASE PRICE AND ADJUSTMENTS.

          (a) The aggregate purchase price for the Stock shall be an amount (the "Purchase Price") equal to the Base Purchase Price (as defined in Section 1.4(b) below) plus (or, if a negative number, minus) the difference between the Net Assets as of the Closing Date and the Net Assets set forth on the Target Statement of Net Assets (the "Target Net Assets"). The parties agree that, if an asset or liability was included or excluded, as applicable, in the Target Statement of Net Assets in order to give effect to the ISD Disposition and after the date hereof it is determined that any such asset or liability should not have been so included or excluded, as applicable, then for purposes of this
Section 1.4 the Target Statement of Net Assets shall be redetermined to include or exclude such asset or liability, as appropriate.

          (b) Not less than three days prior to the Closing Date, Seller will give to Buyer a good faith estimate of the Net Assets as of the Closing Date (the "Estimated Closing Date Net Assets"). On the Closing Date, Buyer agrees to pay to Seller (the "Closing Date Payment") $1,050,000,000 (the "Base Purchase Price") plus (or, if a negative number, minus) the difference between the Estimated Closing Date Net Assets and the Target Net Assets. Such payment shall be made by wire transfer of immediately available funds in U.S. Dollars to an account designated by Seller to Buyer at least one business day prior to the Closing Date.

          (c) (i) Within 90 days after the end of the month in which the Closing occurs, Seller shall cause a statement of Net Assets as of the Closing Date (the "Closing Date Statement of Net Assets") to be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Target Statement of Net Assets (provided, however, that in determining the Closing Date Statement of Net Assets, the exclusions and adjustments set forth on Schedule 1.4 shall be given effect), and to be audited by Arthur Andersen LLP, independent public accountants ("Auditors"). The Closing Date Statement of Net Assets shall be accompanied by an Auditor's report based upon the audit of the Closing Date Statement of Net Assets stating, without qualification or limitation arising out of the scope of the audit, that such statement presents fairly, in all material respects, the Net Assets presented on such statement as provided for in this Agreement at the Closing Date in conformity with GAAP consistently applied with past practice. All costs and expenses of the Auditor in auditing the Closing Date Statement of Net Assets shall be borne by Seller. Buyer shall cause the Company and its Subsidiaries and their respective employees and agents to assist Seller and the Auditors in the preparation of the Closing Date Statement of Net Assets and shall provide Seller and the Auditors access at all reasonable times to the personnel, properties, books and records of the Company and its Subsidiaries for such purpose.

                    (ii) Buyer agrees that any adjustments proposed in accordance with Section 1.4(c) will not involve changes in or challenges to any of Seller's accounting methodologies, policies, practices or procedures that have been consistently applied with respect to the Target Statement of Net Assets and the Closing Date Statement of Net Assets.

                    (iii) Within 30 days after receipt of the Closing Date Statement of Net Assets, Buyer shall, in a written notice to Seller, either accept such Closing Date Statement of Net Assets or describe in reasonable detail any proposed adjustments to such Closing Date Statement of Net Assets and the reasons therefor. Any proposed adjustments by Buyer shall be accompanied by a certificate of its chief financial officer, stating that such adjustments are required for the Closing Date Statement of Net Assets to comply with GAAP applied on a basis consistent with the preparation of the Target Statement of Net Assets. If Seller shall not have received such notice of proposed adjustments within such 30-day period, Buyer will be deemed irrevocably to have accepted the Closing Date Statement of Net Assets.

                    (iv) Buyer and Seller shall negotiate in good faith to resolve any disputes over any proposed adjustments to the Closing Date Statement of Net Assets. If any such dispute is not resolved within 30 days following Seller's receipt of the proposed adjustments, Seller and Buyer jointly shall select an independent public accounting firm that is nationally recognized in the United States and expert in Government Contracts to resolve such disputes in accordance with the standards set forth in this Section 1.4(c), which resolution shall be final and binding. The fees and expenses of such accounting firm shall be shared by Seller and Buyer in inverse proportion to the relative amounts of the disputed amount determined to be for the account of Seller and Buyer, respectively.

                    (v) Upon the acceptance of the Closing Date Statement of Net Assets by Buyer or the resolution in writing of any disputes arising out of any proposed adjustments, the parties shall, based thereupon, calculate the Net Assets as of the Closing Date and the final Purchase Price.

                    (vi) If the Purchase Price as finally determined above is greater than the Closing Date Payment, Buyer shall promptly, but no later than three business days after such acceptance or resolution, pay to Seller the amount of such difference. If the Purchase Price as determined above is less than the Closing Date Payment, Seller shall promptly, but no later than three business days after such acceptance or resolution, pay to Buyer the amount of such difference. Any such payment pursuant to this Section 1.4(c) shall be made by wire transfer of immediately available funds in U.S. Dollars and shall include interest at a rate of 6%, for the period commencing as of the Closing Date through and including the date of such payment.

          1.5 PRE-CLOSING RESTRUCTURING; REQUIRED CONSENTS.

          (a) Seller will use its reasonable best efforts, at its expense, to cause the actions set forth on Schedule 1.5 to be taken as set forth therein (such actions are referred to as the "Pre-Closing Restructuring") as soon as reasonably practicable after the date hereof.

          (b) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the consummation (or attempted consummation) of any aspect of the Pre-Closing Restructuring is prohibited by any applicable Law or requires any Approvals or any third-party authorizations, approvals, consents or waivers that have not been obtained prior to the Closing, that aspect of the Pre-Closing Restructuring shall not be consummated; provided, however, that except to the extent that a condition to Closing set forth in Article VII relating to the foregoing shall not be satisfied, the Closing shall occur without any adjustment to the Purchase Price even though that aspect of the Pre-Closing Restructuring has not been consummated. Following the Closing, Buyer and Seller shall use their reasonable best efforts, and shall cooperate with each other, to obtain promptly such Approvals or such authorizations, approvals, consents or waivers; provided, however, that neither Buyer and Seller nor any of their respective Affiliates shall be required to pay any consideration therefor, other than filing, recordation or similar fees payable to any Governmental Entity, which fees shall be paid by Seller. Pending or in the absence of such Approval or such authorization, approval, consent or waiver, Buyer and Seller shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Company and its Subsidiaries the benefits and liabilities of the assets related to that aspect of the Pre-Closing Restructuring. If such Approval or such authorization, approval, consent or waiver is ultimately obtained, Seller shall, or shall cause its Affiliates to, promptly consummate such aspect of the Pre-Closing Restructuring.

          1.6 ISD DISPOSITION.

          (a) Seller, at its expense, shall cause the Company to (i) consummate the sale or other disposition of the assets, Intellectual Property, rights, properties, liabilities and obligations of the Company set forth on Schedule 1.6(a) hereto, to either a third party selected by Seller or to an Affiliate (other than the Company or any of its Subsidiaries) of Seller (the "ISD Purchaser" ) and (ii) take all actions, including those set forth on Schedule 1.6(a), to effect the foregoing (collectively, the "ISD Disposition"). Seller shall use its reasonable best efforts to consummate the ISD Disposition prior to the Closing Date. In the event that any assets, Intellectual Property, rights, properties, liabilities and obligations used or held for use primarily in connection with the ISD Business are not transferred pursuant to the ISD Disposition, Buyer agrees, at Seller's expense, to the extent such ISD Disposition occurs after Closing, to promptly transfer or cause the transfer of such assets, Intellectual Property, rights, properties, liabilities and obligations to the ISD Purchaser.

          (b) Between the date of this Agreement and the Closing Date, the Company and the ISD Purchaser or their respective Subsidiaries will enter into agreements with respect to the matters set forth on Schedule 1.6(b).

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller makes the representations and warranties contained in this
Article II to Buyer as of the date hereof. The representations and warranties of Seller contained in this Article II shall be deemed to have been made after giving effect to the actions that comprise the ISD Disposition and the Pre-Closing Restructuring. No representation or warranty is made by Seller in this Article II as to the ISD Business or the ISD Division. For purposes of this
Article II, any documents or information indicated as having been made available to Buyer shall be deemed to have been so made available if they have been delivered to Buyer or any of its representatives or agents prior to the date of this Agreement or if they have been placed in the data room established by Seller in connection with the transactions contemplated by this Agreement, and appropriately indexed in accordance with Seller's normal procedures, at least three business days prior to the date of this Agreement.

          2.1 ORGANIZATION AND RELATED MATTERS.

          Each of Seller, the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the respective laws of the jurisdiction of their incorporation or organization. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements. Schedule 2.1 lists all Subsidiaries of the Company and sets forth the capitalization of each such Subsidiary and the Company's ownership interest therein and the jurisdiction in which the Company and each Subsidiary was organized. The Company and its Subsidiaries each has all necessary corporate power and authority to own its respective properties and assets and to carry on its respective businesses as now conducted and is duly qualified or licensed to do business as foreign corporations in good standing in all jurisdictions in which the character or the location of its owned or leased assets or the nature of the business it conducts requires licensing or qualification, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole. True, correct and complete copies of the respective charter documents of the Company and its Subsidiaries, as in effect on the date hereof, have been made available to Buyer.

          2.2 STOCK.

          Seller owns, beneficially and of record, all of the issued and outstanding Stock of the Company. Other than such Stock, there are no outstanding Equity Securities of the Company. Except as described on Schedule 2.1, the Company owns all of the issued and outstanding Equity Securities of each of its Subsidiaries, beneficially and of record. All of such Equity Securities of the Company and its Subsidiaries are owned free and clear of any Encumbrance except as set forth on Schedule 2.1. The authorized capital stock of the Company and number of shares of Stock outstanding are set forth on Schedule
2.1. Except as set forth on Schedule 2.1, there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of the Company or any of its Subsidiaries. Except as set forth on Schedule 2.1, there are no outstanding Contracts of Seller, the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any of the Company or any of its Subsidiaries. All outstanding Equity Securities of the Company and its Subsidiaries are duly authorized, validly issued and outstanding and are fully paid and nonassessable. There are no preemptive rights in respect of any Equity Securities of the Company or any of its Subsidiaries. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company or any of its Subsidiaries. Except as part of the Pre-Closing Restructuring or the ISD Disposition, the Board of Directors of the Company has not declared any dividend or distribution with respect to the Company's outstanding capital stock the record or payment date for which is on or after the date of this Agreement. Except as set forth on
Schedule 2.2, neither the Company nor any of its Subsidiaries is subject to any obligation to contribute cash or other property to, or enter into any material transaction with, any Joint Venture. The minute books, stock certificate books and stock record books of the Company and each of its Subsidiaries are correct and complete in all material respects. Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its charter or bylaws. Except for the Company's Subsidiaries, the Joint Ventures and as set forth on Schedule 2.1, the Company in connection with the Business does not control directly or indirectly or have any direct or indirect material equity participation in any Person.

          2.3 FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.

          (a) Financial Statements. Attached hereto as Schedule 2.3(a) are (i) the audited combined balance sheet for the Company and its Subsidiaries as of December 31, 1998, without giving effect to the ISD Disposition, and the related combined statements of income, comprehensive income, shareholders' equity and cash flow statements for the year ended December 31, 1998 (collectively, the "Year-End Financial Statements"), (ii) the Target Statement of Net Assets, and
(iii) the statement of net assets of the Business as of May 31, 1999 (determined on a basis consistent with the Target Statement of Net Assets), (collectively, the "Interim Financial Statements"). The Year-End Financial Statements, the Target Statement of Net Assets and the Interim Financial Statements are referred to in this Agreement collectively as the "Financial Statements." The Year-End Financial Statements were prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the financial condition and results of operations of the Company and its Subsidiaries, without giving effect to the ISD Disposition, as of the date, and for the period indicated therein. The Target Statement of Net Assets was derived from the balance sheet included in the Year-End Financial Statements after giving effect to the ISD Disposition and the exclusions and adjustments set forth on Schedule 1.4 hereto. The Interim Financial Statements were determined on a basis consistent with the Target Statement of Net Assets.

          (b) Certain Changes. Except as set forth on Schedule 2.3(b), since December 31, 1998, there has not been, occurred or arisen any change in or event affecting the Business that would have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, excluding any such change that is generally applicable to the United States economy or securities markets as a whole or to the industries in which the Company and its Subsidiaries operate.

          (c) No Other Liabilities. To the knowledge of Seller, as of the date hereof, neither the Company nor any of its Subsidiaries has incurred any liabilities in excess of $1,000,000 that would be required in accordance with GAAP to be disclosed on the Financial Statements except liabilities (i) that are reflected or disclosed in the Financial Statements, (ii) that are disclosed in this Agreement, any Related Agreement or the Schedules hereto or thereto, (iii) that were incurred after December 31, 1998 in the ordinary course of business or
(iv) for Taxes.

          2.4 TAX RETURNS AND REPORTS.

          Except as disclosed on Schedule 2.4:

          (a) the Company and each of its Subsidiaries and, to the knowledge of Seller, the Joint Ventures, have timely filed all material Tax Returns required to be filed thereby on or before the date hereof and have paid or will pay prior to the Closing all Taxes shown to be due thereon, except Taxes that are being disputed in good faith and are set forth on Schedule 2.4.

          (b) To the knowledge of Seller, there are no pending, threatened or proposed, assessments or claims from any Tax authority for deficiencies, penalties, interest or other Taxes against the Company or any of its Subsidiaries or the Joint Ventures, or any of their respective assets, operations or activities, except where such an assessment or claim would not have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries and the Joint Ventures taken as a whole, and to Seller's knowledge there is no basis for any such assessment or claim that could have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries and the Joint Ventures taken as a whole. No claim with respect to the Company or any of its Subsidiaries, or to Seller's knowledge, the Joint Ventures, has been made by an authority in a jurisdiction where the Company or such Subsidiary or Joint Venture does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and to Seller's knowledge (i) there is no investigation or other proceeding pending that may lead to such a claim and (ii) there is no meritorious basis for any such claim.

          (c) Except for certain change-in-control payment that may become payable in connection with the Bell Atlantic Merger, which payments will be the responsibility of Seller, neither the Company nor any of its Subsidiaries is obligated to make any payments or is a party to any agreement that could obligate it to make any payments that, either individually or collectively, shall not be fully deductible under Section 280G or Section 162(m) of the Code.

          (d) None of the assets or properties of the Company or any of its Subsidiaries is "limited use property" within the meaning of Revenue Procedure 76-30 or shall be treated as owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Code. None of the assets or properties of the Company or any of its Subsidiaries is required to be or is being depreciated under the alternative depreciation system of Section 168(g)(2) of the Code. Seller is not a Person other than a United States Person within the meaning of the Code. No "industrial development bonds" within the meaning of
Section 103 of the United States Internal Revenue Code of 1954, as amended, and in effect prior to the enactment of the United States Tax Reform Act of 1986, "private activity bonds" within the meaning of Section 141 of the Code, or other tax-exempt financing have been used to finance any of the assets, whether leased or owned, of the Company or any of the Subsidiaries.

          (e) There are no outstanding rulings of, or closing agreements with, or requests for rulings or closing agreements with, any Tax authority expressly addressed to either Seller, the Company or any of the Subsidiaries (or, to the knowledge of Seller, to any Affiliates of any of the foregoing) with respect to any Tax or Tax Return that are, or if issued would have a material adverse effect on the business, financial condition or results of operations for any Tax Period or portion thereof beginning after the Closing Date.

          2.5 MATERIAL CONTRACTS.

          Schedule 2.5 contains a list, as of the date of this Agreement, of each Contract (each of which shall be deemed a "Material Contract"), to which the Company or any of its Subsidiaries is a party or to which the Company, any of its Subsidiaries or any of their respective properties is subject or by which any thereof is bound that:

          (a) obligates the Company or any of its Subsidiaries to pay an amount in excess of $5,000,000 during the fiscal year ending December 31, 1999 or the fiscal year ending December 31, 2000;

          (b) relates to the sale of goods and/or the provision of services pursuant to which the Company or any of its Subsidiaries expect to accrue revenue in excess of $10,000,000 during the fiscal year ending December 31, 1999 or the fiscal year ending December 31, 2000;

          (c) limits or restricts the ability of the Company or any of its Subsidiaries to compete or otherwise to conduct its Business in any material manner or place;

          (d) involves an obligation for borrowed money in excess of $250,000, or provides for a guaranty for borrowed money or is a letter of credit, comfort letter, surety or other bond in an amount in excess of $250,000 by the Company or any of its Subsidiaries in respect of any Person other than the Company or any of its Subsidiaries; or

          (e) creates a partnership, limited liability company or joint venture; or

          (f) is a collective bargaining agreement, employment or consulting agreement or severance or other agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale of the Company or any of its Subsidiaries; or

          (g) is an agreement (including purchase orders, work assignment requests and work assignment authorizations) between the Company or any of its Subsidiaries and any other division, unit or Affiliate of Seller other than the ISD Division requiring payments to or by the Company or any of its Subsidiaries of more than $1,000,000 during the fiscal year ending December 31, 1999 or the fiscal year ending December 31, 2000.

Material Contracts shall be deemed not to include any of the following: (i) real estate leases described in Section 2.6, (ii) Contracts relating to Intellectual Property licenses described in Section 2.7 and commercial "off the shelf" software, (iii) matters listed in Schedule 2.21 or (iv) Government Contracts.

          Except as set forth in Schedule 2.5, true copies of the agreements identified on Schedule 2.5, including all substantive amendments and modifications thereto but excluding proprietary pricing or technical information in the possession of the Company or its Subsidiaries as of the date of this Agreement, have been made available to Buyer. Except as set forth on Schedule 2.5, each Material Contract is valid and in full force and effect according to its terms, and the Company and its Subsidiaries that are parties thereto have performed any accrued obligations thereunder in all material respects and have not received written notice alleging a default or breach under any such Material Contract. Except as set forth on Schedule 2.5, consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights of the Company or any of its Subsidiaries under any Material Contract, except for any of the foregoing that would not have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

          2.6 REAL AND PERSONAL PROPERTY; TITLE TO PROPERTY; LEASES.

          (a) Except as set forth on Schedule 2.6(a), the Company and each of its Subsidiaries have title to or other right to use, free of Encumbrances, (x) all items of real property material to the Business, including fees, leaseholds and all other interests in such real property, and (y) such other tangible assets and properties that are material to the Business, including all such tangible assets that they purport to own or have the right to use as reflected in the Financial Statements or that were thereafter acquired, except, in any such case, for (i) liens for Taxes not yet due or matters otherwise described in
Schedule 2.6(a) (whether or not such liens or other matters constitute Encumbrances), and (ii) assets and properties not material to the Business that were disposed of since December 31, 1998 in the ordinary course of business. The tangible properties of the Company and each of its Subsidiaries that are material to the Business are in a good state of maintenance and repair (except for ordinary wear and tear) and are adequate for the Business. The Company and its Subsidiaries own or have the right to use pursuant to valid lease, sublease, agreement or permission all material items of tangible personal property necessary or used for the operation of the Business as presently conducted. All tangible personal property owned or used by the Company and its Subsidiaries in connection with the operation of the Business of the date of this Agreement shall be owned or available for use by the Company and the Subsidiaries on substantially similar terms and conditions after giving effect to the Closing and the consummation of the ISD Deposition, except for the failure of such of the foregoing as would not have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

          (b) Schedule 2.6(b) describes in reasonable detail each parcel of the material real property owned by the Company or any of its Subsidiaries which is used or held for use in connection with the Business (collectively, the "Owned Real Property"). The Company or one of its Subsidiaries, as applicable, has good and marketable fee simple title to such parcel, free and clear of any Encumbrance, except for (i) installments of real property Taxes not yet delinquent and recorded easements, covenants and other restrictions that do not impair the current use, occupancy or value, or the marketability of title, of the property subject thereto and (ii) Encumbrances that would not have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole. Schedule 2.6(b) lists all lease and sublease agreements relating to all material real property leased or subleased by the Company or any of its Subsidiaries in connection with the Business (collectively, the "Leased Real Property"). Each lease or sublease relating to the Leased Real Property is valid and in full force and effect according to its terms and the Company and its Subsidiaries that are parties thereto have performed any accrued obligations thereunder in all material respects and have not received any written notice alleging a default or breach under any such lease or sublease. Other than options, rights of first refusal or other similar arrangements in favor of the Company and its Subsidiaries under the leases and subleases relating to the Leased Real Property, neither the Company nor any of its Subsidiaries has entered into any material contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operation of the Owned Real Property or the Leased Real Property. There are no pending or, to Seller's knowledge, threatened condemnation or eminent domain proceedings with respect to the Owned Real Property, and neither the Company nor any of its Subsidiaries has received written notice of the intention of any Governmental Entity or other Person to take or use all or any part thereof. To the knowledge of Seller, none of the Owned Real Property or Leased Real Property or any part thereof has suffered any material damage by fire or other casualty, which casualty shall not include the presence of Regulated Substances in the environment, that has not been restored. Except as set forth on Schedule 1.6(b), no material parcel of Owned or Leased Real Property is shared by the Business and the ISD Business.

          2.7 INTELLECTUAL PROPERTY.

          (a) Since June 1, 1996, to the knowledge of Seller, except as set forth on Schedule 2.7, the Company and its Subsidiaries have not infringed upon or misappropriated any material Intellectual Property of third parties which would have a material adverse effect on the Business. Since June 1, 1996, except as set forth on Schedule 2.7 or as resolved, neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any material interference, infringement, misappropriation or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property of any third party). To Seller's knowledge, no third party has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the material Intellectual Property of the Company or any of its Subsidiaries.

          (b) Schedule 2.7 identifies each item of Statutory Intellectual Property owned by the Company or any of its Subsidiaries in connection with the Business. Seller has made or will make available to Buyer correct and complete copies of all such Statutory Intellectual Property and all other material written documentation evidencing ownership and prosecution of each such item. With respect to each such item of Statutory Intellectual Property required to be identified in Schedule 2.7, except as otherwise set forth on Schedule 2.7, (i), the Company and its Subsidiaries possess all right, title and interest in and to such item, free and clear of any Encumbrance, (ii) such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, and (iii) no Action is pending or, to Seller's knowledge, threatened that challenges the legality, validity, enforceability, use or ownership of such item.

          (c) Schedule 2.7 identifies each item of material Intellectual Property of any Person (other than Seller or its Affiliates) used in connection with the administration of the Business. With respect to each such item of material Intellectual Property, (i) to Seller's knowledge, the underlying item is not subject to any outstanding injunction, judgment, order, decree, or ruling, (ii) no Action is pending or, to Seller's knowledge, threatened that challenges the Company's or any of its Subsidiaries' use of such item, and (iii) the Company has not granted any sublicense or similar right with respect to such item of any Person without permission.

          (d) Except as set forth on Schedule 2.7, each material item of software listed on Schedule 2.7 owned or used by the Company and its Subsidiaries in connection with the operation of the Business as of the date of this Agreement shall be owned or available for use by the Company and its Subsidiaries on substantially identical terms and conditions after giving effect to the Closing and the consummation of the ISD Disposition.

          2.8 AUTHORIZATION; NO CONFLICTS.

          The execution, delivery and performance of this Agreement and the Related Agreements by Seller have been duly and validly authorized by the Board of Directors of Seller and by all other necessary corporate action on the part of Seller. This Agreement and, when executed, the Related Agreements constitute, or will constitute, legally valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. Except as set forth on
Schedule 2.8, the execution, delivery and performance of this Agreement and the Related Agreements by Seller will not (i) violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of Seller, (ii) result in the imposition of any Encumbrance against the Stock or any material assets or properties of the Company or any of its Subsidiaries or (iii) violate any Law, except, in the case of clauses (ii) and (iii) above, for any such violations, breaches, defaults and impositions as would not have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole. Except for (i) matters identified in Schedule 2.8, (ii) any filings or approvals required under the Hart-Scott-Rodino Act,
(iii) any novations or consents required in connection with Government Contracts, (iv) the Anti-Assignment Laws and (v) Federal Acquisitions Regulations, the execution, delivery and performance of this Agreement and the Related Agreements by Seller will not require any Approvals to be obtained except for any such Approvals the failure of which to receive would not in the aggregate have a material adverse effect on the business, financial condition or results of operations of the Business or have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and the Related Agreements.

          2.9 LEGAL PROCEEDINGS.

          Except as set forth on Schedule 2.9, as of the date hereof, there is no Order or Action pending or, to the knowledge of Seller, threatened, against or affecting the Company or any of its Subsidiaries that (i) involves a claim or potential claim of liability in excess of $1,000,000 against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets, (ii) enjoins or seeks to enjoin any significant activity by the Company or any of its Subsidiaries or (iii) individually or when aggregated with one or more other Orders or Actions has had or would reasonably be expected to have a material adverse effect on Seller's ability to perform this Agreement or any of the Related Agreements.

          2.10 LABOR MATTERS.

          As of the date hereof, there is no material organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim pending or, to the knowledge of Seller, threatened against or affecting the Company or the Business. Except as set forth on Schedule 2.10, neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement. Except for the WTS OFCCP conciliation agreement discussed with Buyer, the Company nor any of its Subsidiaries is a party or otherwise subject to any conciliation agreement or similar agreement or commitment with the Office of Federal Contract Compliance Programs.

          2.11 INSURANCE.

          The Company and its Subsidiaries are, and at all times during the past two years have been, insured with reputable insurers (or self-insured) against all risks normally insured against by companies in similar lines of business, and all of the insurance policies and bonds required to be maintained by the Company and its Subsidiaries are in full force and effect.

          2.12 PERMITS; SECURITY CLEARANCES.

          The Company and its Subsidiaries hold all material Permits that are required by any Governmental Entity to permit each of them to conduct their respective businesses as now conducted, and all such material Permits are valid and in full force and effect, subject to the filings and Approvals contemplated by Section 4.4, except where the failure to hold any such Permit would not, singly or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole. To the knowledge of Seller, as of the date hereof, no suspension, cancellation or termination of any of such material Permits is threatened or imminent. The Company and its Subsidiaries hold all material facility security clearances necessary, to the extent applicable, to permit them to conduct the Business as conducted on the date hereof.

          2.13 COMPLIANCE WITH LAW.

          The Company and its Subsidiaries are operating the Business in compliance in all material respects with all applicable Laws, and no Action has been filed or commenced against or, to Seller's knowledge, has been threatened against the Company or any of its Subsidiaries alleging any failure to comply in all material respects with any applicable Law. It is the intent of the parties hereto that this representation and warranty is not applicable to matters relating to Income Taxes, employee matters, environmental matters or Government Contracts, which are the subject of Sections 2.4, 2.14, 2.18 and 2.20, respectively.

          2.14 EMPLOYEE BENEFITS.

          (a) Schedule 2.14(a) lists (and identifies the sponsor of) as of the date hereof each material "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, each material "employee welfare benefit plan," as that term is defined in Section 3(1) of ERISA, that is subject to Title I of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans" ), each material other retirement, pension, profit-sharing, money purchase, deferred compensation, incentive compensation, bonus, stock option, stock purchase, severance pay, unemployment benefit, vacation pay, health, life or other insurance, fringe benefit, or other employee benefit plan, program, agreement or arrangement maintained or contributed to as of the date hereof by the Company or its Affiliates in respect of or for the benefit of any employee of the Company or its Subsidiaries (an " Employee") or former Employee, including any such plan, program, agreement or arrangement maintained or contributed to solely in respect of or for the benefit of Employees or former Employees employed or formerly employed by the Company or its Subsidiaries outside of the United States (collectively, together with the ERISA Plans, referred to hereinafter as the "Plans" and each a "Plan").

          (b) With respect to the ERISA Plans:

                    (i) neither the Company nor any of its Affiliates, any of the ERISA Plans, any trust created thereunder, or any trustee or administrator thereof, has engaged in any non-exempt "prohibited transaction," as that term is defined in Section 406 of ERISA and
          Section 4975 of the Code, with respect to any ERISA Plan, or in any transaction as a result of which the Company or its Subsidiaries would reasonably be expected to be subject to any material liability pursuant to Section 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to
          Section 4975 of the Code; and

                    (ii) since the effective date of ERISA, no liability under Title IV of ERISA has been incurred by the Company or its Subsidiaries (other than liability for premiums due to the PBGC) unless such liability has been, or prior to the Closing Date will be, satisfied in full.

          (c) Except with respect to the matters involved in the IRS Voluntary Compliance Resolution Compliance Statement in 1998 previously disclosed to
Buyer:

                    (i) the PBGC has not instituted proceedings to terminate any ERISA Plan that is subject to Title IV of ERISA (the "Retirement Plans"), and no such Retirement Plan has been the subject of a "reportable event" as that term is defined in
          Section 4043 of ERISA, as to which notices would be required to be filed with the PBGC;

                    (ii) no ERISA Plan has incurred an "accumulated funding deficiency," as that term is defined in Section 302 of ERISA and
          Section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement;

                    (iii) each ERISA Plan has been operated and administered in all material respects in accordance with its provisions and with all applicable Laws;

                    (iv) each ERISA Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and nothing has occurred since the date of the most recent such determination (other than the effective date of certain amendments to the Code the remedial amendment period for which has not yet expired) that would adversely affect the qualified status of any of such ERISA Plans;

                    (v) as of the date hereof, there are no pending material claims by or on behalf of any of the ERISA Plans, by any employee or beneficiary covered under any ERISA Plan against any such ERISA Plan, or otherwise involving any such ERISA Plan (other than routine claims for benefits and routine expenses);

                    (vi) no Retirement Plan has been amended in any manner which would require the posting of a security under Section 401(a)(29) of the Code or Section 307 of ERISA; and

                    (vii) all material required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and summary plan descriptions) have been filed or distributed appropriately with respect to each ERISA Plan and the requirements of
          Part 6 of Subtitle B of Title 1 of ERISA and Section 4980B of the Code have been met in all material respects with respect to each ERISA Plan that is an "employee welfare benefit plan" (as defined above) subject to those requirements;

                    (viii) all previous contributions (including all employer contributions and employee salary reduction contributions) or other payments that are due on or before the date of this Agreement have been paid to the respective Plans and all contributions for any period ending on or before the Closing Date that are not yet due will be paid to each such Plan or accrued in accordance with the past custom and practice of the Company; and

                    (ix) Seller has made available to Buyer for each ERISA Plan correct and complete copies of all plan documents and summary plan descriptions (including any summaries of material modifications), the most recent determination letter received from the IRS, the most recently filed Form 5500 Annual Report, all trust agreements, insurance contracts and other funding agreements that implement such Plan, and the most current actuarial reports, and those for the past two years, if required under ERISA. The valuation summaries provided by Seller to Buyer reasonably represent the assets and liabilities attributable to the ERISA Plans calculated in accordance with the Company's past practices.

          (d) None of the ERISA Plans is a "multiemployer plan," as that term is defined in Section 3(37) of ERISA, and with respect to any such multiemployer plan, neither the Company nor any of its Subsidiaries has made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA.

          (e) Since January 1, 1998, except for communications to Employees and retirees with respect to (i) the Bell Atlantic Merger protections associated with benefits relating to retiree welfare, pension, savings plans, severance, stock options and executive compensation; (ii) the 1998 and 1999 Involuntary Separation Programs ("ISEP"); and (iii) annual plan enrollment materials, neither the Company nor any of its Affiliates has communicated to any Employee or retiree (excluding internal memoranda to management) any plan or commitment, to create any additional material employee benefit plan or arrangement, to maintain the benefits provided under any Plan for any specified length of time or at any specified level, or to materially modify or change any Plan.

          (f) Except for the retention bonuses awarded in connection with this purchase and sale of the Company described in Section 6.1(d), for which Seller shall retain the obligation, no Plan contains any provision that would prohibit the transactions contemplated by this Agreement or that would give rise to any severance, termination or other payments as a result of the transactions contemplated by this Agreement. Further, no Plan contains any provision that would prohibit any plan merger or plan spin-off contemplated by this Agreement.

          (g) Except as set forth on Schedule 2.14(g), none of the Company or any of its Affiliates maintains or ever has maintained, or contributes, ever has contributed, or ever has been required to contribute to any "employee welfare benefit plan" (as defined above) providing medical, health, life insurance or other welfare benefits for current or future retired or terminated employees of the Company or its Subsidiaries, their spouses or their dependents (other than in accordance with Section 4980B of the Code).

          (h) Except with respect to the ISD Disposition and the Pre-Closing Restructuring or as otherwise contemplated by this Agreement, since January 1, 1998, no employee or group of employees has been transferred or otherwise reassigned from the Business to any other division, unit or Affiliate of the Company, or transferred or otherwise reassigned from any other division, unit or affiliate of the Company to the Business, except for transfers and reassignments in the ordinary course of business, consistent with past practice, not made in anticipation of the sale of the Business.

          (i) To the best knowledge of Seller, no individual classified as a non-employee for purposes of receiving employee benefits (such as an independent contractor, leased employee, consultant or special consultant), regardless of treatment for other purposes, is eligible to participate in or receive benefits under any Plan.

          (j) The financial statement for the VEBA trusts present fairly, in all material respects, the financial condition and operations of such trusts.

          (k) All material required Tax Returns with respect to each of the voluntary employees' beneficiary associations maintained by Seller or the Company on behalf of Company Employees, have been made in a timely manner with each respective Governmental Entity, and each Tax Return is correct in all material respects.

          (l) Any retention bonus described in Section 6.1(d) paid by Seller to any Transferred Employee in connection with the transactions contemplated by this Agreement will not be pensionable compensation under any Plan including without limitation the Government Systems Pension Plan, the GTE Supplemental Executive Retirement Plan and the GTE Excess Pension Plan.

          2.15 INTERCOMPANY OBLIGATIONS.

          Other than as contemplated by Section 4.5, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from the Company or any of its Subsidiaries to Seller or any Affiliate of Seller.

          2.16 NO BROKERS OR FINDERS.

          No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller, the Company or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fee or other commission arising in connection with this Agreement or such transactions except for Bear, Stearns & Co. Inc., as to which Seller shall have full responsibility and neither Buyer, the Company nor any of its Subsidiaries shall have any liability.

          2.17 OPERATION IN THE ORDINARY COURSE.

          Except as set forth on Schedule 2.17, since December 31, 1998, the Company and its Subsidiaries have operated their respective businesses in the ordinary course and substantially in accordance with past practice, other than in connection with the public announcement of GTE's intent to sell the Business, the Pre-Closing Restructuring or changes in general economic conditions in which the Business operates, in Law or applicable regulations or the official interpretations thereof or in GAAP.

          2.18 ENVIRONMENTAL COMPLIANCE.

          Except as set forth on Schedule 2.18 or as set forth in the data room established by Seller in connection with the transactions contemplated hereby,
(a) the Company and each of its Subsidiaries have substantially complied in all material respects with all applicable Environmental Laws in connection with the ownership, use, maintenance and operation of the Owned Real Property and the Leased Real Property and otherwise in connection with the operation of the Business, (b) the Company and its Subsidiaries have no material liabilities under any applicable Environmental Law with respect to the operations or properties of the Business, (c) no written notices from any Governmental Entity of any alleged material violation of or any material liability under any applicable Environmental Law relating to the operations or properties of the Business have been received by the Company or any of its Subsidiaries since January 1, 1996, (d) there are no Orders outstanding or any Actions pending or, to Seller's knowledge, threatened, relating to compliance with or liability under any applicable Environmental Law affecting the Business, (e) no material changes or material alterations in the practices or operations of the Business as presently conducted are required within one year of Closing in order to comply with any applicable Environmental Law and (f) no audits or other reviews of the properties or operations of the Business pertaining to compliance with or liabilities under any applicable Environmental Laws have been performed by Governmental Entities or third parties that reveal material non-compliance or material liabilities that have not been addressed by Seller. This Section 2.18 constitutes the sole representation and warranty of the Seller with respect to Environmental Law or any Regulated Substance.

          2.19 YEAR 2000.

          The Company and its Subsidiaries have planned and undertaken a concerted effort so that their computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software systems that are used or relied upon by the Company and its Subsidiaries in their business operations, or that are incorporated into products sold by the Company and its Subsidiaries, will not provide incorrect data or results, and will not malfunction or cease to function, when processing, providing, and/or receiving date-related or date/time data from, into and between the twentieth and twenty-first centuries, including during the years 1999 and 2000 and leap year calculations. This effort is proceeding substantially according to plan, and Seller believes that any failures in such effort would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of the Company and its Subsidiaries taken as a whole. Neither Seller nor the Company and its Subsidiaries make any representation or warranty with respect to any of their respective customers or suppliers with respect to the foregoing.

          2.20 GOVERNMENT CONTRACTS.

          (a) Schedule 2.20 lists all Material Government Contracts other than Classified Contracts. Except as reflected in Schedule 2.20 or with respect to matters that have been resolved, with respect to each Government Contract and Classified Contract:

                    (i) between January 1, 1997 and the date of this Agreement, neither the U.S. Government nor any prime contractor or subcontractor to the Company has notified the Company or any of its Subsidiaries in writing that the Company or any of its Subsidiaries has breached or violated any applicable Law in any material respect;

                    (ii) no termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract or Classified Contract; and

                    (iii) as of the date hereof, the U.S. Government has not issued any notices of any material claims against the Company or any of its Subsidiaries with respect to any Government Contract or Classified Contract.

          (b) Except as listed on Schedule 2.20, as of the date hereof, no Governmental Entity has provided the Company or any of its Subsidiaries with notice (other than routine DCAA audits) challenging, questioning or disallowing any cost in excess of $1,000,000 incurred by the Company or any of its Subsidiaries pertaining to any Government Contract or Classified Contract.

          (c) To the knowledge of Seller, except as set forth in Schedule 2.20 or otherwise disclosed to Buyer, since January 1, 1997, neither the Company, its Subsidiaries, nor any of their respective directors, officers or employees is under civil or criminal investigation by any Governmental Entity with respect to any alleged irregularity, misstatement, omission or any other matter with respect to any such Government Contract or Classified Contract.

          (d) The Company, its Subsidiaries and their directors, officers, or employees have not been suspended or debarred from procurement programs during the two year period prior to the date hereof and no such actions are pending or, to the knowledge of Seller, threatened, and neither the Company nor any of its Subsidiaries is currently on the List of Parties Excluded from Procurement Programs.

          (e) Except as set forth on Schedule 2.20, with respect to each Government Contract or Classified Contract, (i) the Company and its Subsidiaries have complied in all material respects with all terms and conditions of such Government Contract or Classified Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of Law, therein, (ii) the Company and its Subsidiaries have complied in all material respects with all requirements of all Laws pertaining to such Government Contract or Classified Contract, including where applicable their respective Cost Accounting Standards disclosure statements, and (iii) no money due to the Company or any of its Subsidiaries pertaining to such Government Contract or Classified Contract currently is being withheld or set off nor has any claim in writing been made to withhold or set off money except as required under the payments terms of such Government Contract or Classified Contract in the ordinary course of administering such contracts.

          (f) No payment has been made by the Company or any of its Subsidiaries or, to the knowledge of Seller, by any Person on behalf of the Company or any of its Subsidiaries, in connection with any Government Contract or Classified Contract in violation of applicable procurement Laws or in violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act, as amended.

          2.21 AFFILIATE TRANSACTIONS.

          Except as disclosed in the notes to the Financial Statements or on
Schedule 2.21 or on Schedule 1 of the Intellectual Property Agreement, none of Seller, GTE or any of their respective Affiliates (other than the Company and its Subsidiaries) provides or causes to be provided to the Company or its Subsidiaries any material assets, services or facilities and none of the Company or any of its Subsidiaries provides or causes to be provided to Seller, GTE or any of their respective Affiliates (other than the Company and its Subsidiaries) any material assets, services or facilities.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents, warrants and agrees as of the date hereof as follows:

          3.1 ORGANIZATION AND RELATED MATTERS.

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements. Buyer has all necessary corporate power and authority to carry on its business as now being conducted.

          3.2 AUTHORIZATION; NO CONFLICTS.

          The execution, delivery and performance of this Agreement and the Related Agreements by Buyer have been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement and, when executed, the Related Agreements constitute, or will constitute, legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. The execution, delivery and performance of this Agreement and the Related Agreements by Buyer, will not (i) violate or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under the charter documents or by-laws of Buyer, (ii) result in the imposition of any Encumbrance against any material assets or properties of Buyer or (iii) violate any Law, except for any such violations, breaches, defaults and impositions as would not reasonably be expected to have a material adverse effect on the business operations, assets or financial condition of Buyer. Except for any filings or approvals required under the Hart-Scott-Rodino Act and Federal Acquisition Regulations, the execution, delivery and performance of this Agreement and the Related Agreements by Buyer will not require any Approvals to be obtained except for any such Approvals the failure of which to receive would not in the aggregate have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the Related Agreements.

          3.3 LEGAL PROCEEDINGS.

          There is no Order or Action pending or, to the knowledge of Buyer, threatened in writing against or affecting Buyer that individually or when aggregated with one or more other Orders or Actions has or could reasonably be expected to have a material adverse effect on Buyer's ability to perform this Agreement.

          3.4 COMPLIANCE WITH LAW.

          Buyer is operating its businesses in compliance with all applicable Laws, except for violations of applicable Laws which (i) would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of Buyer or (ii) could not reasonably be expected to have a material adverse effect on Buyer's ability to perform this Agreement.

          3.5 NO BROKERS OR FINDERS.

          No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions arising in connection with this Agreement or such transactions.

          3.6 FINANCING.

          Buyer currently has immediately available funds in cash or cash equivalents, and will at the Closing have immediately available funds in cash, which are sufficient to pay the Base Purchase Price, to provide the Company with sufficient working capital and to pay any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by this Agreement.

          3.7 INVESTMENT REPRESENTATION.

          Buyer is aware that the Stock is not registered under the Securities Act. Buyer is an "accredited investor" as defined under the Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investments hereunder. Buyer is acquiring the Stock from Seller for its own account, for investment purposes only and not with a view to the distribution thereof. Buyer agrees that the Stock will not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to a valid exemption from registration under the Securities Act.

          3.8         INVESTIGATION; ACKNOWLEDGMENT.

          Buyer has conducted a review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and its Subsidiaries and acknowledges that Buyer has been provided adequate access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. Except for the representations and warranties contained in this Agreement, Buyer acknowledges that neither Seller, any of its Affiliates nor any other Person makes any other express or implied representation or warranty with respect to the Stock, the Company or any of its Subsidiaries, the Business or otherwise or with respect to any other information provided to Buyer, whether on behalf of Seller or such other Persons, including as to (a) merchantability or fitness for any particular use or purpose, (b) the operation of the Business by Buyer after the Closing in any manner other than as used and operated by Seller or (c) the probable success or profitability of the ownership, use or operation of the Business by Buyer after the Closing. Neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or Buyer's use of, any such information, including the Confidential Offering Memorandum dated January 1999 prepared by Bear, Stearns & Co. Inc. related to the Business and any information, document or material made available to Buyer in certain "data rooms," management presentations, functional "break-out" discussions, responses to questions submitted on behalf of Buyer, whether orally or in writing, or in any other form in expectation of the transactions contemplated by this Agreement.

          3.9 INSURANCE MATTERS.

          Buyer acknowledges that the policies and insurance coverage maintained on behalf of the entities comprising the Business are part of the corporate insurance program maintained by GTE (the "GTE Corporate Policies"). GTE Corporate Policies will not be available or transferred to Buyer or the Company after the Closing. It is understood that GTE shall be free at its discretion at any time to cancel or not renew any of the GTE Corporate Policies.

          3.10 FOREIGN OWNERSHIP

          Buyer is not under "foreign ownership, control or influence," as such term is defined in the U.S. Department of Defense Industrial Security Manual for Safeguarding Classified Information.

                                   ARTICLE IV
              COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING

          4.1 ACCESS.

          Subject to Section 5.2, the confidentiality agreement dated January 25, 1999, between Buyer and GTE (the "Confidentiality Agreement"), applicable Laws (including national security regulations and restrictions, export regulations and regulations pertaining to classified information) and doctrines of attorney-client privilege, Seller shall cause the Company and its Subsidiaries to authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Business, to (i) their respective properties, books, records, operating instructions and procedures and all other information with respect to the Business as Buyer may from time to time reasonably request, and (ii) their officers and employees; provided, however, nothing in this Section 4.1 shall obligate the Company or any of its Subsidiaries to provide Buyer with access to information of a more confidential or proprietary nature than the information provided to Buyer during its due diligence investigation prior to the date of this Agreement.

          4.2 FINANCIAL INFORMATION.

          During the period from the date of this Agreement to the Closing Date, to the extent permitted by applicable Law, Seller will make available to Buyer within 20 business days after the end of each month monthly unaudited balance sheets and income statements for the Company and its Subsidiaries, adjusted to give effect to the ISD Disposition, of a type historically prepared for GTE by the

Company.  Each of the financial statements delivered pursuant to this Section
4.2 shall be prepared in accordance with the past practices of the Company and its Subsidiaries consistently applied.

          4.3 CONDUCT OF BUSINESS.

          During the period from the date of this Agreement to the Closing Date, except as set forth on Schedule 4.3, Seller agrees that neither the Company nor any of its Subsidiaries shall without the prior consent of Buyer, which may not be unreasonably withheld:

          (a) conduct the Business in any manner except in the ordinary course;
or

          (b) except as may be required by capital contributions made to comply with Section 4.5, change or amend its charter documents or bylaws; or

          (c) except in the ordinary course of business or as required by their terms, amend or terminate any Contract which would require the approval of the President of the Company before being so amended or terminated; or

          (d) terminate or fail to use reasonable efforts to renew or preserve any material Permits; or

          (e) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by the Company or any of its Subsidiaries of more than $1,000,000, except for liabilities incurred in the ordinary course of business; or

          (f) make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit (other than a plan loan under and in accordance with the terms of the Seller Savings Plans), to or for the benefit of any director, officer, employee, stockholder or any of their respective Affiliates, except for (i) loans, guarantees, extensions of credit or commitments therefor made to officers or employees for moving, relocation and travel expenses consistent with past practice and (ii) loans, guarantees, extensions of credit or commitments therefor made between the Company and any of its Subsidiaries or between any of the Subsidiaries of the Company; or

          (g) except pursuant to arrangements in effect on the date hereof, (i) grant any general or uniform increases in the rates of pay or benefits to officers, directors or employees (or a class thereof), other than non-material increases in the ordinary course of business, (ii) grant any material increase in salary or benefits of any officer or director or pay any special bonus to any person (other than the retention bonuses to be paid in connection with the Closing and the ISEP for 1999), or (iii) enter into any new material employment, collective bargaining or severance agreement; or

          (h) sell, transfer, mortgage, encumber or otherwise dispose of any material assets or liabilities, except (i) for dispositions of property in the ordinary course not greater than $1,000,000 individually or $5,000,000 in the aggregate, (ii) as contemplated by this Agreement or the Related Agreements or
(iii) dispositions of real property set forth on Schedule 4.3(h).

          (i) issue, sell, redeem or acquire for value, or agree to do so, any Equity Securities of the Company or any of its Subsidiaries; or

          (j) make any capital expenditures or commitments with respect thereto greater than $12,000,000 in the aggregate, except pursuant to the Company's 1999 capital expenditure plan which is attached hereto as part of Schedule 4.3; or

          (k) make any material investment in any other Person, except for investments by the Company in any of its Subsidiaries; or

          (l) agree to or make any commitment to take any actions prohibited by this Section 4.3.

          Buyer hereby designates the two officers of Buyer or its Affiliates listed on Schedule 4.3, or such other officers as Buyer may designate upon written notice to Seller (the "Buyer's representatives"), to be responsible for determining whether consent to any action prohibited by this Section 4.3 shall be given by Buyer. Seller hereby designates the two officers of GTE or its Affiliates listed on Schedule 4.3 or such other officers as Seller may designate upon written notice to Buyer (the "Seller's representatives"), to contact Buyer's representatives with any requests for consent to any action prohibited by this Section 4.3. Buyer's representatives shall respond promptly (either orally or in writing) to any request for consent (which may be oral or written) to the taking of any action under this Section 4.3. If Buyer's representatives do not respond to any request within three business days of its receipt, such consent will be deemed to have been given. Seller may rely on any consent given orally or in writing by either of Buyer's representatives. The time periods within which Buyer's representatives must respond shall commence on the date on which either of Buyer's representatives receives an oral or written request for consent.

          4.4 REASONABLE BEST EFFORTS; NO INCONSISTENT ACTION.

          (a) Subject to the terms and conditions hereof, Buyer and Seller shall cooperate and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to each other's obligation to close the transactions contemplated hereby as set forth in Article VII to be satisfied. In addition, each of Buyer and Seller will be given notice of and a reasonable opportunity to participate in contacts with any Governmental Entity regarding antitrust or merger control matters. Buyer and Seller shall cooperate with each other to the extent reasonable in connection with the foregoing.

          (b) In furtherance and not in limitation of the foregoing, Buyer and Seller shall use their reasonable best efforts to file Notification and Report Forms under the Hart-Scott-Rodino Act and similar applications with any other applicable Governmental Entity whose Approval is required in connection with the consummation of the transactions contemplated by this Agreement as promptly as practicable following the date hereof and in any event no later than five business days following the date hereof. Buyer and Seller shall cooperate and use their respective reasonable best efforts to obtain any Approvals required for the Closing (including through compliance with the Hart-Scott-Rodino Act and any applicable foreign governmental reporting requirements), to respond to any requests for information from a Governmental Entity, and to contest and resist any Action and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. The foregoing shall not be deemed to require Buyer to enter into any agreement, consent decree or other commitment requiring Buyer or any of its Affiliates (including for this purpose the Company or any of its Subsidiaries) to divest or hold separate any assets or to take any other action that would have a material adverse effect on the business, financial condition or results of operations of Buyer and its Affiliates (including for this purpose the Company and its Subsidiaries) taken as a whole. To the extent permitted by applicable Law, Buyer and Seller shall provide the other the opportunity to make copies of all material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby, except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same or documents or information submitted in response to any request for additional information or documents pursuant to the Hart-Scott-Rodino Act which reveal Seller's or Buyer's negotiating objectives or strategies or purchase price expectations. Buyer and Seller acknowledge that all such information provided pursuant to the foregoing sentence shall be subject to the terms of the Confidentiality Agreement.

          (c) Buyer and Seller shall notify and keep the other advised as to (i) any material communication from the Federal Trade Commission, the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated hereby and (ii) any Action pending and known to such party or, to its knowledge, threatened, which challenges the transactions contemplated hereby. Subject to Section 4.9, Buyer and Seller shall not take any action inconsistent with their obligations under this Agreement which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

          4.5 ELIMINATION OF INTERCOMPANY AND AFFILIATE LIABILITIES.

          Prior to the Closing Date, Seller shall purchase, cause to be repaid or (with respect to guarantees) assume liability for (a) any and all loans or other extensions of credit made or guaranteed by the Company or any of its Subsidiaries to or for the benefit of any director, officer or employee of GTE or Seller who remains a director, officer or employee of GTE or Seller after the Closing Date and (b) any and all loans, guarantees or other extensions of credit of any amount made to or for the benefit of Seller or any Affiliate of Seller, except in either case as set forth on Schedule 4.5. Prior to the Closing Date, the amount of any dividend payable by the Company, together with the principal amount of, and any accrued but unpaid interest on, any intercompany loans payable and receivable by the Company shall be cancelled and treated as a contribution to capital of the Company. The provisions of this Section 4.5 shall not apply to any intercompany trade accounts payable or receivable with respect to commercial transactions involving the Company and its Subsidiaries prior to the Closing Date, excluding for this purpose any corporate overhead charges or assessments (including assessments relating to GTE Laboratories) payable by the Company or any of its Subsidiaries with respect to periods prior to the Closing Date.

          4.6 CONTROL OF THE BUSINESS OF THE COMPANY.

          Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company's operations prior to the Closing Date.

          4.7 ACCURACY OF INFORMATION.

          All documents required to be filed by any of the parties or any of their respective Subsidiaries with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable Law.

          4.8 BELL ATLANTIC MERGER.

          Notwithstanding anything in this Agreement to the contrary (a) neither Seller nor any of its Affiliates shall have any obligation to take any action pursuant to this Agreement that would adversely affect the Bell Atlantic Merger and (b) nothing in this Agreement shall prohibit Seller or any of its Affiliates from taking any action reasonably required to consummate the Bell Atlantic Merger. In the event Seller or any of its Affiliates takes any action which, but for the provisions of this Section 4.8, it is prohibited from taking under this Agreement, or fails to take any action which, but for the provisions of this
Section 4.8, it is required to take under this Agreement, and such actions or failures to act, individually or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or a material adverse effect on the ability of Seller to perform or comply in all material respects with its covenants contained in this Agreement or in any of the Related Agreements, then Seller shall promptly advise Buyer of such fact in writing and Buyer shall have the right to terminate this Agreement in accordance with the provisions of Section 8.1(e).

          4.9 SUBSTITUTE GUARANTY.

          Prior to the Closing, Buyer agrees to provide a guaranty of Buyer or substitute letter of credit, comfort letter or similar instrument, in respect of all obligations of GTE and its Affiliates (other than the Company and its Subsidiaries) under guarantees, letters of credit, comfort letters, surety bonds and letters of awareness in favor of or for the benefit of the Company or any of its Subsidiaries (including in respect of any Contracts the benefits of which are assigned to or subcontracted to the Company or its Subsidiaries pursuant to the Pre-Closing Restructuring) including those set forth on Schedule 4.9 or entered into after the date hereof (collectively, the "GTE Guarantees"), substantially similar to the applicable GTE Guarantee. To the knowledge of Seller, all GTE Guarantees in effect on the date hereof are set forth on
Schedule 4.9. Buyer shall use its reasonable best efforts to (i) have the party in whose favor the applicable GTE Guarantee runs accept the substitute guaranty, letter of credit or comfort letter, as applicable, offered by Buyer in full substitution for the applicable GTE Guarantee and (ii) cause the party in whose favor the applicable GTE Guarantee runs to release GTE from all liability and all of its obligations under or with respect to the GTE Guarantees. Seller shall be responsible for delivering all letters of credit, bonds and corporate guarantees provided by Buyer pursuant to this Section 4.9 to the beneficiaries thereof and retrieving the corresponding letters of credit, bonds or guarantees previously delivered by GTE and its Affiliates to such beneficiaries. In the event any beneficiary fails to accept any letter of credit, bond or corporate guaranty provided by Buyer pursuant to this Section 4.9, Seller shall leave in place the letter of credit, bond or corporate guaranty presently held by such beneficiary and Buyer shall immediately indemnify Seller and its Affiliates in accordance with the provisions of Article IX from and against all Indemnifiable Losses suffered or incurred by any Seller Indemnified Party in connection therewith (including any reasonable bank fees or other out-of-pocket expenses incurred in maintaining any such letter of credit or bond).

          4.10 TAX MATTERS.

          (a) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, relating to or affecting the Business shall be made by the Company, its Subsidiaries or any of their Affiliates after the date of this Agreement through and including the Closing Date that would have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole without the prior written consent of Buyer which shall not be unreasonably withheld or delayed. On or prior to the Closing Date, Seller shall use reasonable efforts to cooperate with Buyer to obtain all clearance certificates or similar documents that may be required by any state, local, foreign or other taxing authority in order comply with any bulk sales Tax laws. On or prior to the Closing Date, Seller shall furnish to Buyer an affidavit stating, under penalty of perjury, Seller's United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

          (b) Between the date of this Agreement and the Closing Date, to the extent Seller has knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Company or any of its Subsidiaries that would have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, Seller shall provide prompt notice to Buyer of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonably detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

                                   ARTICLE V
                              CONTINUING COVENANTS

          5.1 COOPERATION.

          (a) In the event and for so long as any party is actively contesting or defending against any charge, complaint, Action, audit, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to at or transaction on or prior to the Closing Date involving the Business, the other party shall cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article IX). The provisions of this Section 5.1 shall not be applicable in the case of any claim, action or suit by one party to this Agreement against the other.

          (b) In addition to providing access to books, records, files and other written materials that relate to the Business in connection with the matters described in Section 5.1(a), Seller agrees to provide Buyer with reasonable access to its and its Affiliate's books and records relating to indirect corporate general and administrative expenses invoiced or allocated to the Business prior to the Closing Date. Access to the foregoing books and records shall be provided only to the extent reasonably necessary to permit Buyer to contest or defend governmental audits or investigations, to complete required government reports or contract closures relating to periods prior to the Closing Date or as required by Law or legal process.

          (c) Buyer shall cause the Company and its Subsidiaries to maintain all original books, records, files, documents, papers and agreements in their possession or control pertaining to the operations of the Business as conducted prior to the Closing Date for at least five years following the Closing Date or such longer period as may be required by Law. Seller shall maintain all original books, records, files, documents, papers and agreements pertaining to the operations of the Business as conducted prior to the Closing Date that are in the possession or control of Seller and its Affiliates for at least five years following the Closing Date or such longer period as may be required by Law. Each of Seller and Buyer agrees that before destroying or discarding any materials required to be retained pursuant to this Section 5.1(c), it shall notify the other party in writing (which notice shall include a description of the materials to be destroyed or discarded) and such other party may, at its expense, remove or make copies of such materials within 90 days following the date of such written notice. In the event the other party has not removed such materials within such 90-day period, the party desiring to destroy or discard such materials may proceed with such action without any liability to the other party.

          (d) Except as provided in Section 5.1(f), to the extent the Company or any of its Subsidiaries may be entitled to any attorney-client work product and other legal privilege that may exist with respect to the Business, other than any such privilege relating primarily to any Excluded Pre-Closing Liability or the ISD Business, Seller acknowledged and agrees that such privilege shall continue to be a privilege of the Company or such Subsidiary after the Closing Date. Seller acknowledges that it and its

Affiliates shall have no right or power after the Closing Date to assert or waive any such privilege. Seller agrees that it shall, and shall cause its Affiliates to, take any actions reasonably requested by Buyer, at the sole cost and expense of Buyer, unless Buyer is entitled to indemnification therefor under the provisions of Article IX, in order to permit the Company and its Subsidiaries to preserve and assert any such privilege.

          (e) Except as provided in Section 5.1(f), to the extent the Company or any of its Subsidiaries may be entitled to any attorney-client, work product and other legal privilege that may exist primarily with respect to any Excluded Pre-Closing Liability or the ISD Business, Buyer acknowledges and agrees that the such privilege shall be deemed to be a privilege of the ISD Purchaser after the Closing Date. Buyer acknowledged that it and its Affiliates (including for this purpose the company and its Subsidiaries) shall have no right or power after the Closing Date to assert or waive any such privilege. Buyer agrees that it shall, and shall cause its Affiliates to, take any actions reasonably requested by Seller, at the sole cost and expense of Seller, unless Seller is entitled in indemnification therefor under the provisions of Article IX, in order to permit the ISD Purchaser to preserve and assert any such privilege.

          (f) Notwithstanding anything in Sections 5.1(d) or (e) to the contrary, the parties shall make decisions jointly with respect to the waiver of any attorney-client, work product or other legal privilege that may exist with respect to item number 1 on Schedule 2.20(c) and Excluded Pre-Closing Liabilities identified in subparagraph (c) of the definition of Excluded Pre-Closing Liability.

          5.2 NONDISCLOSURE OF PROPRIETARY DATA.

          (a) After the Closing, except as required by applicable Law, neither GTE nor Seller nor any of their representatives, agents or Affiliates shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any Company Proprietary Information, unless such Company Proprietary
Information: (i) is or becomes generally available and known to the public; (ii) is rightfully received by GTE, Seller, or any of their respective representatives, agents or Affiliates from any Person without any restriction on use or disclosure and without breach of any obligation to Buyer; (iii) is independently developed by or for GTE, Seller or any of their Affiliates, without reference to or use of Company Proprietary Information; (iv) is the subject of prior written approval of Buyer; or (v) is disclosed or made available after the Closing Date by Buyer generally to third parties, without restriction on use or disclosure. In the event Seller or any of its Affiliates is requested or required (by oral request or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Company Proprietary Information, then Seller shall notify Buyer promptly in writing of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with this Section 5.2. If, in the absence of a protective order or receipt of a waiver hereunder, Seller or any of its Affiliates is, on the advice of outside counsel, compelled to disclose any Company Proprietary Information to any Governmental Entity, then Seller or its Affiliate may disclose such Company Proprietary Information to such Governmental Entity, provided that Seller or such Affiliate shall use its reasonable best efforts to obtain at the request and expense of Buyer an order or other assurance that confidential treatment shall be accorded to such Company Proprietary Information.

          (b) The foregoing notwithstanding, Buyer's obligations of confidentiality as set forth in the Confidentiality Agreement shall survive and continue until the Closing Date and, thereafter as provided in this Agreement or the Related Agreements, if there is no Closing, such obligations shall survive and continue in accordance with the terms and conditions of such Confidentiality Agreement.

          5.3 TAX MATTERS.

          (a) Tax Returns.

                    (i) Seller shall file or cause to be filed with the appropriate Governmental Entities having jurisdiction (A) all Tax Returns to be filed by the Company and/or its Subsidiaries prior to the Closing Date, and (B) all Income Tax Returns in which GTE (or Seller) shall include the taxable income of the Company and its Subsidiaries (to the extent required by law), including the applicable consolidated federal Income Tax Return in which the income of the Company is included and in any consolidated or combined Income Tax Return filed by GTE (or Seller) or an Affiliate thereof in which such income can be included under applicable law, consistent with past custom and practice.

                    (ii) Buyer shall file or cause to be filed with the appropriate Governmental Entities having jurisdiction all Tax Returns relating to Taxes of the Company and its Subsidiaries that are required to be filed after the Closing Date (other than Income Tax Returns which include periods for which a consolidated, unitary or combined Income Tax Return of GTE or Seller includes the taxable income of the Company and its Subsidiaries). With respect to Tax Returns to be filed by Buyer for any periods for which Seller has sole liability for the Taxes due (including pursuant to its indemnity obligations hereunder), such Tax Returns will be properly and timely filed by Buyer and will be correct, accurate and complete in all material respects, and Buyer shall furnish a completed copy of such Tax Returns (to the extent they relate to the Company, its Subsidiaries or the Joint Ventures) to Seller for Seller's approval not later than 30 days before the due date for filing such returns (including extensions thereof). With respect to Tax Returns to be filed by Buyer for any periods for which GTE and Buyer each have liability for the Taxes due (including pursuant to any indemnity obligations hereunder), such Tax Returns will be properly and timely filed by Buyer and will be correct, accurate and complete in all material respects, and Buyer shall furnish a completed copy of such Tax Returns (to the extent they relate to the Company, its Subsidiaries or the Joint Ventures) to Seller for Seller's review and comment not later than 30 days before the due date for filing such returns (including extensions thereof), and Buyer will, in good faith, incorporate all reasonable comments provided by Seller. Buyer shall not take (and shall cause the Company and its Subsidiaries not to take) a position with respect to any item on any Tax Return of the Company or any of its Subsidiaries which is inconsistent with the position taken with respect to such item on a prior Tax Return or, if inconsistent, will obtain Seller's prior written consent (not to be unreasonably withheld).

          (b) Liability for Taxes.

                    (i) Subject to Section 5.3(e), Seller shall be liable for and shall hold Buyer, the Company, its Subsidiaries and the Joint Ventures harmless from any and all Taxes due or payable with respect to the Company, its Subsidiaries and the Joint Ventures for any taxable year or period ending on or prior to the Closing Date (or portion thereof), which includes any Taxes (other than transfer Taxes that are provided for in Section 5.3(g) hereof), (except for any Tax liability attributable to Closing Date events occurring after the Closing that are not in the ordinary course), and creating for this purpose (in the case that the Closing Date is not the end of the taxable year under applicable law) the Closing Date as the end of a short taxable year and determining income or loss for such year on the basis of closing of the books as of the Closing Date. Buyer shall prepare, and permit Seller to audit, such analyses as are reasonably requested by Seller to support any claim for indemnification under this Section.

                    (ii) Buyer shall be liable for and shall hold Seller harmless from any and all Taxes that are allocable or attributable to the Company, any of its Subsidiaries or the Joint Ventures for any taxable year or period ending after the Closing Date (excluding such Taxes that are attributable to the deemed short taxable year ending on the Closing Date as provided in Section 5.3(b) (i)).

                    (iii) With respect to a Tax imposed on any Subsidiary or Joint Venture that is not wholly-owned (directly or indirectly) by the Company, any liability to indemnify or right to refund shall be limited to the Subsidiary's liability for Taxes or right to refund of Taxes multiplied by the percentage equity interest of that Subsidiary or Joint Venture owned (directly or indirectly) by the Company (unless the full amount of the Tax is imposed in full on the Company or another Subsidiary that is wholly-owned (directly or indirectly) by the Company).

                    (iv) GTE and Seller shall not be liable for, and Buyer shall be liable for, any Tax liability in respect of which Buyer has not complied in all material respects with Section 5.3(f), and such failure has materially prejudiced the ability of GTE or Seller to contest any such Tax Liability .

                    (v) In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and its Subsidiaries. For purposes of this Section, ad valorem, real and personal property Taxes shall be prorated over the privilege period, meaning for these purposes, the period during which the taxpayer enjoys the use of the property in consideration of having paid the Tax.

          (c) Refunds. Any refunds or credits of Taxes with respect to the Company or any of its Subsidiaries paid for any period ending on or before the Closing Date (treating such date as the end of a short taxable year for this purpose) shall be for the account of Seller. Buyer shall, if Seller so requests and at Seller's expense, cause the relevant entity (Buyer, the Company or any of its Subsidiaries or any successor) to file for and obtain any refunds or credits to which GTE (or Seller) is entitled hereunder, including through the prosecution of any administrative or judicial proceeding which Seller, in its sole and absolute discretion, chooses to direct such entity to pursue. Buyer shall permit Seller to control (at Seller's expense) the prosecution of any such refund or credit claimed, and when deemed appropriate by Seller, shall cause the relevant entity to authorize by appropriate power of attorney such person as Seller shall designate to represent such entity with respect to such refund claimed. If Buyer becomes aware of any facts that would constitute a reasonable basis for claiming a refund or credit of Taxes to which Seller is entitled hereunder, Buyer shall notify Seller of such facts. Buyer shall forward to Seller any such refund promptly after the refund is received or any such credit is granted. Notwithstanding the foregoing, the control of the prosecution of a claim for refund or credit for Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as the result of an audit shall be governed by the provisions of Section 5.3(f), and Buyer will not carry back (nor permit the Company or any of its Subsidiaries to carry back) to any period ending on or before the Closing Date (treating for this purpose such date as the end of a short taxable year) any losses, deductions or credits giving rise to a refund of Taxes for such period.

          (d) Adjustments Due to Audit, Etc. If an audit adjustment, amended return or amended assessment (an "Adjustment") after the date hereof shall both increase a Tax liability which is allocated to GTE or Seller under Section 5.3(b) (or reduce losses or credits otherwise available to GTE or Seller) for a period ending on or before the Closing Date (treating such date as the end of a short taxable year for this purpose) and decrease a Tax liability of (or increase losses or credits otherwise available to) Buyer or the Company or any of its Subsidiaries for a period ending after the Closing Date (treating such date as the end of a short taxable year for this purpose), then Buyer shall promptly pay to Seller an amount equal to the present value amount of such refund, reduction, credit or adjustment, which present value amount shall be determined by using a discount rate equal to the mid-term applicable federal rate in effect on the date on which the Adjustment is made. Similarly, if an Adjustment shall both decrease a Tax liability which is allocated to GTE or Seller under Section 5.3(b) (or increase losses or credits of GTE or Seller) for a period ending on or before the Closing Date and increase the Tax liability of Buyer, the Company or any of its Subsidiaries (or reduce losses or credits otherwise available to any such corporation after taking into account this Agreement) for a period ending after the Closing Date (treating such date as the end of a short taxable year for this purpose), then Seller shall promptly pay to Buyer an amount equal to the present value amount of such refund, reduction, credit or adjustment, which present value amount shall be determined by using a discount rate equal to the mid-term applicable federal rate in effect on the date on which the Adjustment is made. This Section 5.3(d) is intended to apply to Taxes imposed by tax jurisdictions that do not give effect to the elections to be made pursuant to Section 5.3(l). This Section 5.3(d) shall be effective with respect to increases and decreases in Tax liability as long as permitted under applicable law.

          (e) Contests. If an audit is commenced, an Adjustment is proposed or any other claim is made by any tax authority with respect to a Tax liability of the Company or any of its Subsidiaries which is allocated to GTE or Seller under
Section 5.3(b), or if an Adjustment is proposed that could give Seller the right to receive a payment pursuant to Section 5.3(e), Buyer shall promptly notify Seller of such audit or such proposed Adjustment or such claim (unless GTE or Seller previously was notified directly by the relevant tax authority). If Seller so requests and at Seller's expense, Buyer shall cause the relevant entity (Buyer, the Company, any of its Subsidiaries or any successor) to contest such claim on audit or by appropriate claim for refund or credit of Taxes or in a related administrative or judicial proceeding which Seller in its sole and absolute discretion, chooses to direct such entity to pursue, and shall permit Seller, at its expense, to control the prosecution and settlement of any such audit or refund claim or related administrative or judicial proceeding with respect to those matters which could affect the Tax liability of GTE or Seller, including any liability hereunder, or their right to payment; and, where deemed necessary by Seller, Buyer shall cause the relevant entity to authorize by appropriate powers of attorney such persons as Seller shall designate to represent such entity with respect to such audit or refund claim or related administrative or judicial proceeding and to settle or otherwise resolve any such proceeding. Buyer shall further execute and deliver, or cause to be executed and delivered, to Seller or its designee all instruments and documents reasonably requested by Seller to implement the provisions of this Section 5.3(e). Any refund of Taxes obtained by Buyer or the affected entity shall be paid promptly to Seller. In the event an adverse determination may result in each party having responsibility for any Taxes, each party shall be entitled to fully participate in that portion of the proceedings relating to the Taxes with respect to which it may incur liability hereunder; provided, however, that the party responsible for the greater amount of the Tax liability at issue shall ultimately control the proceeding, exercising such control in a reasonable fashion. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to provide the indemnifying party prompt notice of such asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for Taxes arising out of such asserted Tax liability and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to provide prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

          (f) Information and Cooperation. Subject to the provisions of Section
5.2 and the Confidentiality Agreement, from and after the Closing Date, Buyer shall deliver to Seller or its designee (including for purposes of this sentence any tax advisors to Seller), as soon as practicable after Seller's request, such information and data that are reasonably available concerning the pre-Closing Date operations of the Company and its Subsidiaries and make available such knowledgeable employees of Buyer and the Company and its Subsidiaries as Seller may reasonably request (including employees having special or relevant knowledge or information pertaining to particular Tax items), including providing the full and complete information and data required by Seller's customary Tax and accounting questionnaires to the extent reasonably available, in order to enable GTE and Seller fully to complete and file all Tax Returns that they may be required to file with respect to the activities of the Company and its Subsidiaries through the Closing Date, to respond to and contest audits by any taxing authorities with respect to such activities, to prosecute any claim for refund or credit to which GTE or Seller is or may be entitled hereunder and to otherwise enable GTE and Seller fully to satisfy their accounting and Tax requirements. From and after the Closing Date, and subject to obligations of confidentiality, non-disclosure and non-use, Seller shall deliver to Buyer (including for purposes of this sentence, Buyer's tax advisors), as soon as practicable after Buyer's request, such information and data that are reasonably available concerning any Tax attributes that are allocated to the Company or any of its Subsidiaries that is necessary in order to enable Buyer to complete and file all Tax Returns that it may be required to file with respect to the activities of Buyer or the Company or one of its Subsidiaries, from and after the Closing Date, to respond to and contest audits by any taxing authorities with respect to such activities, to prosecute any claim for refund or credit to which Buyer or the Company or any of its Subsidiaries is or may be entitled and to which GTE or Seller is not entitled hereunder and to otherwise enable Buyer and the Company and its Subsidiaries to satisfy their accounting and Tax requirements. Seller shall execute and Buyer shall execute (and shall cause the Company and each of its Subsidiaries to execute) such documents as may be necessary to file any Tax Returns, to respond to or contest any audit, to prosecute any claim for refund or credit and to otherwise satisfy any Tax requirements relating to the Company or any of its Subsidiaries. Buyer shall (and shall cause the Company and each of its Subsidiaries to) retain, and shall provide Seller with reasonable access to, the books and records relating to the Company and its Subsidiaries for ten years from the Closing Date and for such additional period as Seller may reasonably request.

          (g) Transfer Taxes. Buyer and Seller shall each be responsible for 50% of all sales, use, gross receipts, registration, business and occupation, transfer, stamp duty, securities transactions, real estate, and similar Taxes and notarial fees assessed against or payable by Buyer or Seller under applicable law in connection with the transfer of the Stock or other transactions contemplated hereby, and any interest, penalties and additions to Taxes related to such Taxes, regardless of whether such Taxes become due or payable on or after the Closing Date; provided, however, that Buyer shall be responsible for any such transfer Taxes resulting from any election under
Section 338 of the Code or any comparable provision of state, local or foreign law that is made pursuant to Section 5.3(l) hereof).

          (h) Tax Sharing Agreements, Etc. All tax sharing agreements, policies, arrangements and practices between Seller or an Affiliate of Seller and the Company and its Subsidiaries shall be terminated as of the Closing Date.

          (i) Amendments to Tax Returns. Buyer shall not, and shall not permit the Company or any of its Subsidiaries, to amend any Tax Return covering any period prior to the Closing Date without the prior written consent of Seller.

          (j) Relationship with Article IX. In the event of any conflict between the provisions of this Section 5.3 and the provisions of Article IX, the provisions of this Section 5.3 shall govern and control with respect to any matter relating to Taxes.

          (k) Acknowledgment. Seller and Buyer agree that Buyer has purchased substantially all of the property used in the Business and that in connection therewith Buyer will employ individuals who immediately before the Closing Date were employed in such trade or business by Seller. Accordingly, pursuant to Rev. Proc. 96-60, 1996-2 C.B. 399, or any successor revenue procedure, provided that Seller makes available to Buyer all necessary payroll records for the calendar year that includes the Closing Date, Buyer will furnish a Form W-2 to each sum employee employed by Buyer who had been employed by Seller, disclosing all wages and other compensation paid for such calendar year, and Taxes withheld therefrom, and Seller will be relieved of the responsibility to do so.

          (l) Section 338(h)(10) Election.

                    (i) Buyer and Seller shall join in making an election with respect to the Company and each of its Subsidiaries under Sections 338(g) and 338(h)(10) of the Code (the "Election"). Buyer and Seller shall report, in connection with the determination of income, franchise or other taxes measured by net income, the transactions being undertaken pursuant to this Agreement in a manner consistent with the Election unless required to do otherwise by law.

                    (ii) Buyer shall be responsible for the initial preparation of all forms and documents required in connection with making the Election, and Buyer and Seller shall timely execute and file all forms required to be filed to make the Election. Seller shall execute and deliver to Buyer such documents or forms as are required by any tax laws to complete the Election.

                    (iii) To the extent permitted by state and local laws, the principles and procedures of this Section 5.3(l) shall also apply with respect to a Section 338 (g) and 338(h)(10) election or equivalent or comparable provision under state or local law. Seller and Buyer covenant and agree that to the extent an election similar to a Section 338(g) and 338(h)(10) election under the Code is optional under any state or local law, they shall so elect so as to treat the transactions contemplated herein as a sale of assets for state and local income and franchise tax purposes.

          (m) Allocation of Purchase Price. Within the later of 150 days after the Closing Date or 60 days after delivery of the Closing Date Statement of Net Assets in accordance with Section 1.4(c), Buyer shall provide to Seller for Seller's review a draft of the exhibits proposed to be attached to the Form 8023 and a copy of the Internal Revenue Service Form 8594 (if required by applicable law) or other required forms, if any, related to asset acquisitions and any required exhibits thereto. Within 30 days after receipt of such documents, Seller shall, in writing, either agree or state its objections. Seller and Buyer shall negotiate in good faith to attempt to resolve any objections. If Seller and Buyer are unable to resolve Seller's objections, the objections shall be submitted to a public accounting firm with nationally recognized tax expertise selected jointly by Seller and Buyer for resolution as rapidly as possible. Seller and Buyer shall file the Form 8023 (and any other documents required by law to make the Election) on or before the due date for making the Election. The determination of the public accounting firm will be based solely on presentations by Seller and Buyer and not by independent review. The fees and expenses of the accounting firm shall be shared by Buyer and Seller in inverse proportion to the amounts of the disputed amounts determined in favor of Buyer and Seller, respectively. Seller and Buyer agree to follow said purchase price allocation (which shall include any adjustments to said allocation resulting from purchase price adjustments contemplated by Section 9.6 hereof) for purposes of all U.S. federal and, where applicable, state and local income and franchise tax returns, to the extent said values are relevant for such purposes.

          (n) If Seller receives any Tax refund relating to the Business for periods prior to the Closing Date and the Tax liability to which such refund relates was included as a cost in a cost-reimbursement or fixed-price incentive (cost-redeterminable) Government Contract, then Seller shall cooperate with Buyer to determine the appropriate portion of such Tax refund due to any Governmental Entity as if Buyer had pursued and obtained an identical Tax refund. Once the appropriate portion due any Governmental Entity is determined, Seller shall promptly remit to Buyer such amount to be paid to such Governmental Entity in an appropriate manner to be determined by Buyer. Notwithstanding
Section 9.6 hereof, to the extent a taxing authority treats such a reimbursement as income subject to Tax, the additional Tax due shall be treated as an Indemnifiable Loss under Article IX.

          5.4 USE OF GTE AND CONTEL NAMES, TRADEMARKS AND SERVICE MARKS.

          (a) Subject to the Intellectual Property Agreement, Buyer shall cease and shall cause the Company to cease any and all use of the designation "GTE" and "Contel" in any fashion or combination, including words and designs related to GTE and/or Contel including words and designs related to GTE and/or "Contel", as well as eliminate the use of any other designation indicating affiliation with GTE or Seller or any of their respective Subsidiaries, as soon as practicable after the Closing Date, but not more than 90 days after the Closing Date, or such longer period as set forth in the Intellectual Property Agreement; provided, however, that with respect to stationery, contracts, purchase orders, agreements and other business forms and writings which could result after the Closing Date in a legal commitment of GTE or Seller or any of their Subsidiaries, Buyer shall or shall cause the Company to cease immediately after the Closing Date any use of the designation "GTE" and "Contel" in any fashion or combination, including words and designs related to GTE and/or Contel, as well as of any other designation indicating affiliation after the Closing Date with GTE or Seller or any of their respective Subsidiaries, except to the extent that applicable law requires such Person to continue such use until such name change is effected, in which case until such time, but in no event later than one year following the Closing Date. Within 10 business days after the Closing Date, Buyer shall notify or shall cause the Company to notify, in writing, all customers, suppliers and financial institutions having current business relationships with the Company and its Subsidiaries that the Company and its Subsidiaries have been acquired from the Seller by the Buyer.

          (b) As soon as reasonably practicable, but in any event not later than 30 days after the Closing Date, or such longer period set forth in the Intellectual Property Agreement, Buyer shall cause the Company and its Subsidiaries to change each of their names to a new name not including "GTE" and/or "Contel," including words and designs related to GTE and/or Contel, or any name confusingly similar thereto and thereafter shall not use and shall cause the Company and its Subsidiaries not to use or include "GTE" and/or "Contel," including words and designs related to GTE and/or Contel, as or in their corporate, popular, trade or domain names.

          (c) As of the Closing Date, Buyer shall cease and shall cause the Company and its Subsidiaries to cease selling any products, offering any services or otherwise using any trademark, service mark or other indication or origin including "GTE" and/or "Contel" or any mark or indication of origin confusingly similar thereto.

          (d) Buyer agrees not to use or seek to register any trade name, service mark, trademark or domain name identical with or confusingly similar to "GTE" and/or "Contel," including words and designs related to GTE and/or Contel. Buyer agrees that it will never directly or indirectly challenge, contest or call into question or raise any questions concerning the validity or ownership of "GTE" and/or "Contel" by GTE, any registration or application for registration of "GTE" or any domain name application or registration containing "GTE" and/or "Contel." Buyer agrees that nothing herein shall give Buyer any right to or interest in "GTE" and/or "Contel" except the right to use the same in accordance with the terms of this Agreement and the Intellectual Property Agreement, and that, subject to the Intellectual Property Agreement, all and any uses of "GTE" and/or "Contel" by Buyer shall inure to the benefit of GTE.

          5.5 TRANSITION SERVICES.

          On or prior to the Closing Date, Seller and the Company shall enter into a Transition Services Agreement substantially in the form of Exhibit B attached hereto, pursuant to which Seller and its Affiliates shall provide certain services to the Company on the terms and conditions therein set forth.

          5.6 NONCOMPETITION.

          (a) GTE agrees that for a period of five years commencing on the Closing Date (the "Noncompetitive Period"), GTE shall not, and shall not cause or permit any of its Subsidiaries to, engage directly or indirectly in any activities which compete with the Business as presently conducted or proposed to be conducted, as reflected (i) in the programs for which the Business has been awarded a Contract as of the Closing Date, or has submitted (and not withdrawn) a bid or proposal as of the date of this Agreement, (ii) any extensions of such programs or follow-ons directly derived from such programs and (iii) the programs listed on Schedule 5.6. The foregoing activities are referred to in this Agreement collectively as "GTE Competitive Activities."

          (b) The provisions of Section 5.6(a) shall not restrict the ability of GTE or any of its Subsidiaries to (i) provide services under any Government Contract (other than Government Contracts under which the Company and the Division Subsidiaries are the sole Subsidiaries providing services) to which GTE or any of its Subsidiaries is a party as of the date of this Agreement (including pursuant to any contract options in respect of such Government Contracts in effect as of the date of this Agreement) or under any bid or proposal with respect to any Government Contract that was submitted (and not withdrawn) as of the date of this Agreement and any extensions or follow-ons directly derived from programs to which such Government Contracts relate, (ii) engage in GTE Competitive Activities pursuant to a teaming agreement, subcontract or similar agreement with Buyer or any of its Subsidiaries in connection with any of the programs indicated in Schedule 5.6, (iii) providing any customer access to or transport on any network owned or leased in whole or in part by GTE or any of its Subsidiaries or on any public network (including any virtual private network), (iv) providing any customer commercially available telecommunications services (including wireline or wireless telephony services, network management services, paging services, equipment maintenance, data services, voice processing services or commercially available services premised upon packet switching or cell-based technologies (including Internet protocols and security services)), (v) providing any services to or for the Defense Advanced Research Project Agency or any successor thereof and (vi) continue to operate the ISD Business and any logical extensions of such business until the consummation of the sale or other disposition of the ISD Division to a third party.

          (c) Notwithstanding the provisions of Section 5.6(a), the acquisition by GTE or any of its Subsidiaries of any person that at the time of such acquisition is engaged in GTE Competitive Activities, and the continuation of such GTE Competitive Activities following such acquisition, shall not be in breach of the terms of this Section 5.6 if (i) the portion of the revenues of such Person and its Subsidiaries on a consolidated basis for the fiscal year ending prior to the date of such acquisition that is attributable to GTE Competitive Activities by such Person and its Subsidiaries ("GTE Competitive Revenues") account for less than 20 percent of the revenues of such Person and its Subsidiaries on a consolidated basis for such fiscal year or (ii) in the event the foregoing condition is not satisfied, GTE divests sufficient assets within 12 months after the date of the acquisition so the GTE Competitive Revenues of such Person and its Subsidiaries on a consolidated basis for such fiscal year account for less than 20 percent of the revenues of such Person and its Subsidiaries on a consolidated basis for such fiscal year.

          (d) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit or restrict the operation, after the Bell Atlantic Merger, of any business of Bell Atlantic existing on the effective date of the Bell Atlantic Merger or any logical extensions of such business.

          (e) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.6 is invalid or unenforceable, the parties agree that the court making the determination of invalidity of unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and this Agreement shall be enforceable as so modified.

          (f) GTE acknowledges that Buyer would not have an adequate remedy at law in the event of the violation of the covenant contained in this Section 5.6 and agrees that Buyer shall be entitled to enforce its rights under this Section
5.6 specifically without the requirement of posting any bond or other indemnity.

          (g) Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges that any unaffiliated third party that is the ISD Purchaser or who acquires the ISD Business from the ISD Purchasers shall not be bound by the provisions of this Section 5.6.

          5.7 SOLICITATION OF EMPLOYEES.

          (a) GTE agrees that until January 1, 2001, except to the extent that Buyer gives its written consent, neither GTE nor any of its Subsidiaries shall solicit the employment of or employ, as an employee, independent contractor or otherwise, any individual who is an employee of the Business as of the date of this Agreement, or any individual who was an employee of the Business and retired or otherwise terminated employment within the three month period prior to the Closing Date. GTE and its Subsidiaries shall not be deemed to have violated the covenant set forth in this Section 5.7(a) as a result of the placement of any job advertisement or any other solicitation of employment not specifically directed to individuals covered by this Section 5.7(a), provided that no such individuals so solicited are in fact employed by GTE or its Subsidiaries.

          (b) Buyer agrees that until January 1, 2001, except to the extent that GTE gives its written consent, neither it nor any of its Subsidiaries shall solicit the employment of or employ, as an employee, independent contractor or otherwise, any (i) individual who retired from or otherwise terminated employment with GTE or any of its Subsidiaries during the three months prior to the Closing Date or (ii) executive level or technical employee of GTE or any of its Subsidiaries (other than the Business) as of the date of this Agreement. Buyer and its Subsidiaries shall not be deemed to have violated the covenant set forth in this Section 5.7(b) as a result of the placement of any job advertisement or other general solicitation of employment not specifically directed to employees of GTE or any of its Subsidiaries, provided that no employees of GTE or any of its Subsidiaries so solicited are in fact employed by Buyer or its Subsidiaries.

          5.8 ASSIGNMENT OF CONFIDENTIALITY AGREEMENTS. On or prior to the Closing Date, GTE shall assign to Buyer its rights pertaining to the Business to enforce the confidentiality provisions existing under all confidentiality agreements entered into on behalf of GTE or any of its Affiliates with any prospective purchaser of the Business.

          5.9 ADJUSTMENT TO CORPORATE OVERHEAD EXPENSES. The parties acknowledge that (i) after the Closing there may be disallowances, redeterminations and rellocations of corporate overhead charges and expenses included in costs billed prior to the Closing Date under any cost-reimbursement or fixed-price incurred (cost-redeterminable) Government Contract (collectively "Overhead Adjustments" ) and (ii) the Closing Date Statement of Net Assets will include reserves intended to cover the net Overhead Adjustments payable by the Company and its Subsidiaries (after taking into account any Overhead Adjustments that benefit the Company) after the Closing (the "Overhead Reserves"). In the event that the aggregate net Overhead Adjustments paid by the Company and its Subsidiaries (after taking into account any Overhead Adjustments that benefit the Company) exceed the Overhead Reserves, Seller will pay the Company the excess. If the Overhead Reserves exceed the aggregate net Overhead Adjustments as of December 31, 2003 (after taking into account any Overhead Adjustments that benefit the Company), then prior to March 31, 2004, Buyer shall pay to Seller 50% of the amount by which the Overhead Reserves exceed the aggregate net Overhead Adjustments.

                                   ARTICLE VI
                                EMPLOYEE BENEFITS

          6.1 EMPLOYEE MATTERS.

          (a) Employment by Buyer. (i) Buyer shall cause all active employees of the Company and its Affiliates employed in the Business on the Closing Date (hereinafter collectively referred to as "Transferred Employees") to remain employed by (or remain the responsibility of, as applicable) the Company and its Subsidiaries as of 12:01 a.m. on the day after the Closing Date in the same or comparable positions, except as otherwise provided in this Agreement. For purposes of this Section 6.1(a)(i), the term "active employees" shall include all full-time and part-time employees, employees on workers' compensation, military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, leave governed by state law, short-term and long-term disability (including a disability pension), non-occupational disability, on layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement.

                    (ii) All Transferred Employees shall be identified on
          Schedule 6.1(a)(ii) to be prepared by Seller and submitted to Buyer on or before the Closing Date.

                    (iii) Prior to the Closing Date, all employees other than Transferred Employees will be transferred out of the Company and its Subsidiaries and will cease to be employees of the Company and its Subsidiaries. Seller will have full responsibility for all employees referred to in the preceding sentence and for all former employees of the Company and its Subsidiaries who, immediately prior to termination of employment with or retirement from the Company or its Subsidiaries, were not employed primarily in connection with the Business, including without limitation, all employment-related liabilities, compensation, and benefits, accrued through and after the Closing Date.

                    (iv) Subject to any applicable collective bargaining requirements, until December 31, 2000, Buyer shall cause to be maintained for all Transferred Employees (A) the same base salaries or wages provided by the Company and its Subsidiaries as of the Closing Date and (B) opportunities for stock options and short and long-term bonuses that are, in the aggregate, substantially comparable to such opportunities with the Company and its Affiliates as of the Closing Date.

          (b) Assumption of Collective Bargaining Agreement. On and after the Closing Date, except as otherwise provided in this Agreement, Buyer shall assume, or Buyer shall cause one of its Affiliates to assume, all obligations under and be bound by the provisions of the collective bargaining agreement between GTE Government Systems, Worldwide Telecommunications Services (WTS) Divisions and Communications Workers of America, Local 1126, AFL-CIO.

          (c) Recognition of Service. On and after the Closing Date, Buyer shall cause the Company and its Subsidiaries to recognize the service of each Transferred Employee for the Company and its Affiliates before the Closing Date for all employment-related purposes determined in accordance with the practices and procedures of the Company and its Subsidiaries in effect on the Closing Date, as if such service had been rendered to Buyer or one of its Affiliates.
Schedule 6.1(c) to be prepared by Seller and submitted to Buyer on or before the Closing Date shall list the service of each Transferred Employee for the employment-related purposes referred to in the preceding sentence.

          (d) No Accrual of Benefits Under Seller Plans. Transferred Employees shall not accrue benefits under any employee benefit policies, plans, arrangements, programs, practices, or agreements of Seller or any of its Affiliates (including any Plan) after the Closing Date. Seller shall retain or assume the obligation to pay to Transferred Employees retention bonuses awarded by Seller. Notwithstanding the foregoing, Seller shall have the option to require Buyer to pay the retention bonuses to Transferred Employees after the Closing Date; provided, however, that Seller shall reimburse Buyer for the cost of such retention bonuses (including applicable payroll taxes). With respect to annual bonuses other than retention bonuses, Seller shall retain or assume the obligation to pay to Transferred Employees bonuses with respect to the calendar year in which the Closing occurs on a pro rata basis for the portion of the calendar year prior to the Closing Date, such bonuses to be paid in the ordinary course. Buyer shall assume the obligation to pay to Transferred Employees bonuses payable with respect to the calendar year in which the Closing occurs on a pro rata basis for the period from and including the Closing Date until the end of the calendar year. In determining the pro-rated bonuses payable to Transferred Employees for services rendered on and after the Closing Date, Buyer shall in good faith consider and implement Seller's recommendations to ensure that bonuses are (i) reasonably comparable to the bonuses such employees received in the year prior to the year in which the Closing occurs and (ii) determined by employing criteria reasonably comparable to criteria employed by Seller for the bonus relating to the portion of the calendar year prior to the Closing Date.

          (e) No Duplication of Benefits. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices, or agreements (including any Plan). References herein to a benefit with respect to a Transferred Employee or Business Retiree shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee or Business Retiree under the same employee benefit policy, plan, arrangement, program, practice, or agreement.

          (f) Employees of Seller Treated as Transferred Employees. If any employee identified in Schedule 6.1(a)(ii) is an employee of an Affiliate of Seller other than the Company or one of its Subsidiaries, he or she shall be considered a Transferred Employee and shall be treated under this



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



Agreement in a manner that is comparable to the treatment given to the Transferred Employees who are employed by the Company or its Subsidiaries, including without limitation, inclusion in the pension plan and VEBA asset transfers contemplated herein. Such Transferred Employee's service as of the Closing Date shall be determined in accordance with the practices and procedures of his or her employer, as in effect on the Closing Date.

          (g) Long-Term Disability Recipients. Section 6.8 sets forth certain special rules that apply to any Transferred Employee who, as of the Closing Date, either (i) is currently receiving long-term disability benefits under a long-term disability plan of Seller or one of its Affiliates, (ii) has been approved for receipt of long-term disability benefits under a long-term disability plan of Seller or one of its Affiliates, or (iii) is receiving a disability pension under a Pension Plan. A Transferred Employee described in the preceding sentence shall be identified by Seller in Schedule 6.1(a)(ii) as an "LTD Recipient." LTD Recipients shall be treated as Transferred Employees under this Agreement as described in Section 6.8 and, as such, shall be subject to all of the provisions of this Agreement governing the benefits of Transferred Employees, except to the extent specifically provided otherwise in this Agreement.

          (h) Intellectual Property Rights. GTE and Seller shall retain the right to enforce any and all employee agreements relating to Intellectual Property retained by GTE or Seller.

          6.2 EMPLOYEE BENEFIT MATTERS.

          (a) Defined Benefit Plan.

                    (i) Seller Retention of Company Pension Plans. As of the date of this Agreement, the Company has adopted the Government Systems Pension Plan and the Integrated Customer Solutions Union Pension Plan (the "Union Pension Plan" and together with the Government Systems Pension Plan, the "Company Pension Plans"). Effective prior to the Closing Date, Seller will assume sponsorship of the Company Pension Plans, their related trusts, and all liabilities and obligations arising under and related to the Company Pension Plans. All necessary amendments to the Company Pension Plans required in order to carry out the provisions of this Section 6.2(a) will be made by Company and Seller prior to the Closing Date. In addition, Seller agrees that it will cause the Government Systems Pension Plan to be merged with another defined benefit pension plan sponsored by Seller or an affiliate of Seller prior to the Closing Date; provided, that Seller shall continue to account for the assets and liabilities of the Government Systems Pension Plan as if it continued to be a separate plan (the "GSC Plan Assets" and the "GSC Plan Liabilities"). Seller agrees that such plan merger will not affect or change the Government Systems Pension Plan's benefit liabilities, accrual formula or early retirement provisions. Any plan that Seller merges with the Government Systems Pension Plan shall be fully funded as determined under Sections 404 and 412 of the Code and such plan shall have sufficient assets so that Code Section 414(l) will be satisfied with respect to the transfer of assets contemplated in Section 6.2(a)(iv).

                    (ii) Buyer Pension Plan. Subject to the transfer of assets described in Section 6.2(a)(iv) below, Buyer agrees to provide pension benefits for Transferred Employees as follows:

                              (A) Effective immediately after the Closing Date,
                    the Transferred Employees who were eligible to participate in the Government Systems Pension Plan as of the Closing Date will be eligible to participate under a tax-qualified defined benefit plan established or maintained by Buyer or an Affiliate of Buyer ("the Buyer Pension Plan").

                              (B) The Buyer Pension Plan will provide accrued
                    benefits for Transferred Employees equal to their benefits accrued through the Closing Date under the written terms of the Government Systems Pension Plan. To the extent required to preserve the benefits accrued under the Government Systems Pension Plan, each Transferred Employee's compensation with, employment by, and service with Seller (and, to the extent counted under the Government Systems Pension Plan, members of Seller's controlled group) prior to the Closing Date will be considered as compensation with, employment by, and service with Buyer under the Buyer Pension Plan.

                              (C) For a period of at least 5 years following the
                    Closing Date, Buyer shall retain a benefit accrual formula and early retirement provisions that are not less favorable to the Transferred Employees than the benefit accrual formula and early retirement provisions available to the Transferred Employees under the Government Systems Pension Plan as of the Closing Date.

                    (iii) Transfer of Accrued Benefits of Former Employees. Subject to the transfer of assets described in Section 6.2(a)(iv) below, the Buyer Pension Plan will assume the benefit liabilities under the written terms of the Government Systems Pension Plan effective as of the Closing Date for former employees of the Business who are Company Pension Participants.

                    (iv) Transfer of Assets and Liabilities. Within 45 days after the Closing Date (the "First Transfer Date"), Seller will cause to be transferred from the Government Systems Pension Plan to the Buyer Trust cash, or, to the extent agreed to by Buyer (such agreement not to be unreasonably withheld), marketable securities, in an amount equal to the First Pension Transfer Amount, plus interest on the amount transferred, from the Closing Date through the First Transfer Date at a rate equal to 4.5% per annum. Within 120 days of the Closing Date (the "Second Transfer Date"), Seller will cause to be transferred from the Government Systems Pension Plan to the Buyer Trust cash or, to the extent agreed to by Buyer (such agreement not to be unreasonably withheld), marketable securities, in an amount equal to the Second Pension Transfer Amount, plus interest on the amount transferred, from the Closing Date through the Second Transfer Date at a rate equal to 4.5% per annum. The amount to be transferred as of the Second Transfer Date shall be reduced by the aggregate amount of any pension benefit payments made by Seller on Buyer's behalf prior to the Second Transfer Date. Subject to the completion of the transfer of the First Pension Transfer Amount, the benefit liabilities as of the Closing Date under the written terms of the Government Systems Pension Plan relating to the Company Pension Participants (the "Transferred Liabilities") shall be assumed in full by the Buyer Pension Plan and Buyer Trust.

                    (v) Pension Transfer Amount.

                              (A) For purposes of this Section 6.2, "First
                    Pension Transfer Amount" shall mean 95% of the Minimum Pension Transfer Amount, as defined below, except that this amount shall be determined using plan liabilities as of January 1, 1999, and the fair market value of plan assets determined as of January 1, 1999.

                              (B) For purposes of this Section 6.2, "Second
                    Pension Transfer Amount" shall mean:

                              the amount of assets allocable to Company Pension Participants as of the Closing Date, pursuant to 48 CFR 9904.413 and which further satisfies the requirements of 48 CFR 9904.413-50(c)(12)(v) so that no "adjustment of previously-determined pension costs" shall be required under the provisions of 48 CFR 9904.413-50(c)(12), but not less than the Minimum Pension Transfer Amount, less the First Pension Transfer Amount.

In the event that the Second Pension Transfer Amount is a negative amount, Buyer shall transfer assets from the Buyer Trust to the Government Systems Pension Plan in an amount equal to such negative amount.

                              (C) The term "Minimum Pension Transfer Amount"
                    means an amount that is no less than an amount equal to the Transferred Liabilities, plus a share of GSC Plan Assets in excess of the GSC Plan Liabilities as of the Closing Date, where such share is equal to the ratio of the Transferred Liabilities to the total GSC Plan Liabilities. For purposes of this Section 6.2(a)( v)(C), GSC Plan Liabilities and the Transferred Liabilities shall equal the actuarial value of plan liabilities determined as of the Closing Date using actuarial cost methods and assumptions for determining annual pension costs under 48 CFR 9904.412 and 48 CFR 9904.413 used by Seller with respect to the Government Systems Pension Plan for the plan year ending on December 31, 1998 (such methods and assumptions in effect as of the date hereof which shall be disclosed on Schedule 6.2( a)(v)(C) and delivered within 30 days of signing this Agreement), and GSC Plan Assets shall be valued at fair market value as of the Closing Date. In addition, where a segment or business unit has separately identified assets attributable to its liabilities under the Government Systems Pension Plan, the GSC Plan Assets and GSC Plan Liabilities shall be reduced by such separately identifiable liabilities and assets prior to proration. Seller represents that only Telecom participants have separately identifiable assets in the Government Systems Pension Plan and such assets equal approximately $11 million.

                              (D) In the event a Governmental Entity audits the
                    transfer of assets described herein, Buyer and Seller agree to cooperate with each other in the resolution of such audit. Buyer shall not dispute Seller's calculation of the amount of assets to be transferred, except in accordance with the provisions of Section 6.2(a)(vi). Upon final resolution of the audit, including any resulting contracting officer decision (and any appeal therefrom), Seller shall cause the Government Systems Pension Plan to transfer additional assets to the Buyer Trust, to the extent necessary to satisfy the requirements of 48 CFR 9904.413-50(c)(12)(v) so that no "adjustment of previously determined pension costs" shall be required under the provisions of 48 CFR 9904.413-50(c)(12), FAR 31.205-6(j)(4),
                    Government Contracts, or any other law.

                              (E) Buyer and Seller mutually agree that the asset
                    transfers contemplated in this section will satisfy the requirements of Section 414(1) of the Code.

          (vi) Verification Procedure.

                              (A) Seller, on or prior to the Second Transfer
                    Date, shall notify Buyer in writing of Seller's determination of the amount of assets required to be transferred in accordance with the provisions of Section 6.2(a)(iv), shall provide Buyer with a copy of the actuarial reports relating to the determination of such amount, together with such related data and materials as Buyer may reasonably request, and shall provide

                    Buyer with a written statement by Seller's actuary that the amounts of assets proposed to be transferred are not less than the required amounts determined in accordance with
                    Section 6.2(a)(v)(C) of this Agreement.

                              (B) Buyer shall notify Seller in writing of
                    Buyer's disagreement with any determination of the Minimum Pension Transfer Amount made by the Seller pursuant to
                    Section 6.2(a)(v)(C), or with the allocation and transfer of VEBA assets and liabilities pursuant to Section 6.2(c)(ii)(C), as soon as practicable and in any event within 90 days after the date on which the information specified in Section 6.2(a)(vi)(A) or Section 6.2(c)(ii)(C), as the case may be, is provided to Buyer. If no such notice is given by Buyer prior to the expiration of the foregoing period, the determinations contained in Seller's notice to Buyer shall be conclusive and binding upon the parties. If Buyer gives written notice to Seller prior to the expiration of the foregoing period setting forth any objections to the determinations made by Seller, the parties shall attempt in good faith to reach an agreement as to all matters in dispute. If the parties, notwithstanding such good faith effort, fail to resolve all matters in dispute within 30 days after Buyer advises Seller of its objections, then any remaining disputed matters shall be finally and conclusively determined by a qualified independent actuary selected by Seller and Buyer, which actuary shall not be the regular actuary of either party. Promptly, but in no event later than 30 days after its acceptance of its appointment, the actuary shall determine (based solely on presentations by Seller and Buyer and not by independent review) only those matters in dispute and shall render a written report as to the disputed matters and the resulting calculations of the pension assets required to be transferred by Seller in accordance with the provisions of Section 6.2(a), or the allocation and transfer of VEBA assets and liabilities in accordance with Section 6.2(c)(ii)(C), as the case may be, which report shall be conclusive and binding upon the parties. In a dispute regarding the pension asset transfer, the independent actuary shall determine only the Minimum Pension Transfer Amount and shall not interpret or resolve any dispute under Government Contracts, government contracting regulations or Section 6.2(a)(v)(B). The fees and expenses of the independent actuary shall be shared equally by the parties. In a dispute regarding the pension asset transfer, Seller shall cause the additional assets, if any, to be transferred to the Buyer Pension Plan within 10 days of and in accordance with the independent actuary's report. In a dispute regarding the allocation and transfer of VEBA assets and liabilities, the parties shall cause the VEBA assets and liabilities to be reallocated between Seller or Retained VEBAs and Assumed VEBAs within 10 days of and in accordance with the independent actuary's report.

                    (vii) Pension Data. Within 30 days after the Closing Date or such other date determined by Buyer, Seller will deliver to Buyer such copies of Seller's applicable personnel, pension and other records pertaining to the Company Pension Participants and their individual participation in the Government Systems Pension Plan, and copies of such other applicable records of Seller or any of its agents or representatives pertaining to the Company Pension Participants, the Government Systems Pension Plan or the Seller Trust, as Buyer may reasonably request.

          (b) Savings Plans.

                    (i) Seller Savings Plans. As of the date of this Agreement, Seller or its Affiliates have adopted and made contributions to the GTE Savings Plan and the GTE Hourly Savings Plan (collectively referred to as the "Seller Savings Plans"). Transferred Employees shall not be entitled to make contributions to or, except as provided in Section 6.2(b)(ii), to benefit from matching or other contributions under the Seller Savings Plans on or after the Closing Date. To the extent necessary to implement the preceding sentence, the Seller Savings Plans will be amended prior to, but effective on, the Closing Date to terminate participation in those Plans by the Transferred Employees and to remove the Company and its Subsidiaries as participating employers under those plans. The Seller shall cause the accounts of all Seller Savings Plans to be fully vested as of the Closing Date.

                    (ii) Matching Contributions. All required matching contributions with respect to the Transferred Employees' contributions to the Seller Savings Plans that are eligible for matching and made before the Closing Date shall be made. Such matching contributions shall be made not later than the date on which other matching contributions are made to the Seller Savings Plans with respect to contributions made at the same time as the Transferred Employees' Contributions.

                    (iii) Buyer Savings Plan. Buyer shall take all actions necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Buyer or one of its Affiliates maintains or adopts one or more savings plans (hereinafter referred to in the aggregate as the "Buyer Savings Plans" and individually as the "Buyer Savings Plan") effective as of the Closing Date and to ensure that each Buyer Savings Plan satisfies the following requirements as of the Closing
          Date: (A) the Buyer Savings Plan is a qualified, single-employer individual account plan under Section 401(a) of the Code; (B) the Buyer Savings Plan does not exclude Transferred Employees from eligibility to participate therein to the extent they met the eligibility and participation requirements under the Seller Savings Plans; and (C) the Buyer Savings Plan permits Transferred Employees to make before-tax contributions (under Section 401(k) of the Code) and provides for matching contributions by Buyer or one of its Affiliates. For purposes of eligibility and vesting under the Buyer Savings Plans, each Transferred Employee shall be credited with service as of the Closing Date as determined under the terms of the Seller Savings Plans. As soon as practicable after the Closing Date, Seller shall cause GTE Service Corporation to deliver to Buyer a list of the Transferred Employees covered by the Seller Savings Plans, together with each Transferred Employee's service under each of the Seller Savings Plans as of the Closing Date.

                    (iv) Distribution and Direct Rollover. Seller will permit each Transferred Employee to elect a distribution of his or her account balance in a Seller Savings Plan, pursuant to the provisions of Sections 401(k)(2)(B)(i)(II) and 401(k)(10)(A)(ii) of the Code, until the end of the second calendar year after the year in which the Closing Date occurs. Buyer will cause the Buyer Savings Plan to accept a direct rollover of the taxable portion of a distribution of a Transferred Employee's account balance from either of the Seller Savings Plans, including any outstanding loans and related promissory notes. Seller shall cause the Seller Savings Plans to permit repayment by coupon payments, in lieu of payroll withholding, of any outstanding loan from an account balance in a Seller Savings Plan of which a Transferred Employee does not take a distribution. Buyer shall cause Seller to be reimbursed for any reasonable costs associated with the actions required by the preceding sentence.

                    (v) Trust-to-Trust Transfer. After the end of the second calendar year after the Closing Date, Buyer, in its sole discretion, may elect to accept a trust-to-trust transfer of all remaining assets and liabilities of the Seller Savings Plans relating to the Transferred Employees. If Buyer so elects, Seller shall direct the trustee of the Seller Savings Plans to transfer to the trustee or funding agent of the Buyer Savings Plans an amount in cash equal in value to the account balances of the Transferred Employees covered by the Seller Savings Plans as of the date of the transfer; provided that to the extent the account balances to be transferred consist in whole or in part of outstanding loans, Seller shall direct the trustee of the Seller Savings Plans to transfer to the trustee or funding agent of the Buyer Savings Plans, in lieu of cash, the promissory notes and related documents evidencing such loans. Buyer and Seller shall take such actions as may be required to effect the assignment of such loans by the trustee of the Seller Savings Plan to the trustee or funding agent of the Buyer Savings Plan, and Buyer shall cause the trustee or funding agent of the Buyer Savings Plan to accept the assignment of such loans. After the date of the transfer of assets and liabilities pursuant to this Section 6.2(b)(v), Buyer and its Affiliates shall assume all liabilities for the benefits payable to or with respect to such Transferred Employees under the Seller Savings Plans, and Seller and the Seller Savings Plans and their implementing trust shall retain no liability for such benefits. In connection with the transfer of assets and liabilities pursuant to this Section 6.2(b)(v), Seller and Buyer shall cooperate with each other in making all appropriate filings required by the Code or ERISA and the regulations thereunder, and the transfer of assets and liabilities pursuant to this Section 6.2(b)(v) shall not take place until as soon as practicable after the latest of (A) the expiration of the 30-day period following the filing of any required notices with the IRS pursuant to Section 6058(b) of the Code, and (B) the date Buyer has delivered to Seller (xx) a copy of the Buyer Savings Plan and (yy) a copy of the most recent determination letter from the IRS to the effect that the Buyer Savings Plan is qualified under Sections 401(a) and 401(k) of the Code, together with (I) documentation reasonably satisfactory to Seller of the due adoption of any amendments to the Buyer Savings Plan required by the IRS as a condition to such qualification and (II) a certification from Buyer that no events have occurred that adversely affect the continued validity of such determination letter (apart from the enactment of any Federal law for which the remedial amendment period under Section 401(b) of the Code has not yet expired). Seller agrees to provide similar assurances to Buyer.

          (c) Welfare Plans.

                    (i) Buyer shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Buyer or one of its Affiliates maintains or adopts, as of the Closing Date, one or more employee welfare benefit plans, including medical, health, dental, flexible spending account, accident, life, short-term disability, and long-term disability and other employee welfare benefit plans for the benefit of the Transferred Employees (the "Buyer Welfare Plans"). The Buyer Welfare Plans shall provide as of the Closing Date pre-retirement benefits to Transferred Employees that, in the aggregate, are comparable to the pre-retirement benefits to which they were entitled under the corresponding employee welfare benefit plans maintained by Seller or its Affiliates on the Closing Date (hereinafter referred to collectively as the "Seller Welfare Plans"). Subject to Section 6.2(c)(ii)(B) and the transfer of assets required by Section 6.2(c)(ii)(C), the Buyer Welfare Plans shall provide as of the Closing Date post-retirement benefits to which Transferred Employees will be entitled upon retirement that, in the aggregate, are comparable to the post-retirement benefits to which they would be entitled upon retirement under the Seller Welfare Plans. For purposes of determining eligibility to participate in each Buyer Welfare Plan, each Transferred Employee shall be credited with service, determined under the terms of the corresponding Seller Welfare Plan on the Closing Date. Any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under the Buyer Welfare Plans shall be waived for Transferred Employees and Transferred Employees shall receive credit under the Buyer Welfare Plans for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Seller Welfare Plan in accordance with the corresponding Seller Welfare Plans. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list of the Transferred Employees who had credited service under a Seller Welfare Plan, together with each such Transferred Employee's service, co-payment amounts, and deductible and out-of-pocket limits under such plan. Except as described in Section 6.2(c)(ii)(B), the Buyer Welfare Plans shall provide benefits as described in this paragraph until December 31, 2000.

                    (ii) (A) Subject to Section 6.2(c)(ii)(B) and the transfer of assets required by Section 6.2(c)(ii)(C), Buyer shall provide or cause to be provided retiree medical, health, and life benefits to each Business Retiree comparable to the benefits provided under the corresponding Seller Welfare Plans as of the Closing Date. Any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under the Buyer Welfare Plans shall be waived for Business Retirees and Business Retirees shall receive credit under the Buyer Welfare Plans for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Seller Welfare Plan in accordance with the corresponding Seller Welfare Plans. For purposes of determining eligibility to participate in each Buyer Welfare Plan, each Business Retiree shall be credited with service, determined under the terms of the corresponding Seller Welfare Plan on the Closing Date. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list of the Business Retirees, together with each such Business Retiree's service, co-payment amounts and deductible and out-of-pocket limits under such plan.

                              (B) With respect to Business Retirees and active
                    employees of the Company identified on Schedule 6.2(c)(ii)(B) whose combined age and years of service as of the date of this Agreement total at least 66 (such schedule to be provided within 30 days after the date of this Agreement), benefits provided by the Buyer Welfare Plans shall not be reduced or eliminated, except that Buyer may in the ordinary course of business: (i) add, delete or change providers of the benefits described in the Buyer Welfare Plans; (ii) change, increase or decrease co-payments, deductibles and other requirements for coverage or benefits (e.g. utilization review or pre-certification requirements) under the Buyer Welfare Plans; and/or (iii) make other changes in administration or changes in the design of the Buyer Welfare Plans and their coverage and benefits. Buyer may also transfer the obligation described in this Section 6.2(c)(ii)(B) to another entity in connection with a transaction in which Buyer sells or transfers all or a portion of the Business or an outsourcing arrangement, joint venture, or other business transaction.

                              (C) VEBAs. Schedule 6.2(c)(ii)(C) identifies the
                    voluntary employees' beneficiary association ("VEBA") trusts that will be identified by the parties as "Assumed VEBAs" or "Retained VEBAs" as soon as practicable after the date of this Agreement pursuant to good faith negotiations between the parties. At Closing, the Retained VEBAs shall remain with Seller or an Affiliate thereof, and the Assumed VEBAs shall be continued by the Buyer or the Company. Seller shall share financial information and analysis with Buyer regarding the VEBA assets and their valuations. Buyer and Seller shall cooperate with each other in good faith in determining the liabilities associated with the Transferred Employees and Business Retirees and the liabilities that are retained or transferred to GTE and its Affiliates. The parties shall cooperate in good faith to determine how the VEBA assets associated with these liabilities shall be allocated among the Assumed and Seller VEBAs (with transfers between VEBAs, as necessary) with the objectives of minimizing taxes or transaction costs and of reasonably sharing liquid and illiquid assets between the Assumed VEBAs and the Seller VEBAs, but with the preference that trust-owned life insurance policies be retained by or be transferred to a Seller VEBA. The allocation of VEBA assets shall be done in a manner consistent with the methods described in 48 CFR 9904.413, using actuarial cost methods and assumptions used by Seller for the plan year ending December

                    31, 1998. Seller's actuary shall calculate the amounts of the assets and liabilities to be transferred or retained and shall provide Buyer with a copy of the actuarial reports relating to the calculation of such amount, together with such related data and materials as Buyer may reasonably request, within 30 days following the Closing Date. Buyer's actuary shall have the right to audit and review the calculation made by Seller. If Buyer is unable to agree with Seller on the amount of the assets and liabilities to be transferred or retained, the parties shall follow the verification procedure described in Section 6.2(a)(vi). In the event a Governmental Entity audits the transfer of assets described herein, Buyer and Seller agree to cooperate with each other in the resolution of such audit. Upon final resolution of the audit, including any resulting contracting officer decision (and any appeal therefrom), Seller shall cause a Seller VEBA to transfer to an Assumed VEBA or Buyer shall cause an Assumed VEBA to transfer to a Seller VEBA, as appropriate, such amount that Seller will not be required to make a refund or give a credit to a Governmental Entity pursuant to FAR 52.215-18 or FAR 31.205-6(o)(6), any
                    Government Contract, or any other Law.

                    (iii) Buyer shall refer to GTE Service Corporation and GTE Service Corporation shall assume responsibility for any valid claim under a Seller Welfare Plan for medical or dental benefits made by a Transferred Employee on or after the Closing Date arising from a loss incurred before the Closing Date. Nothing in this Section 6.2(c) shall require Seller, any Affiliate of Seller, or the Seller Welfare Plans to make any payment or to provide any benefit not otherwise provided by the terms of the Seller Welfare Plans.

                    (iv) Seller, Buyer, their respective Affiliates, and the Seller Welfare Plans and the Buyer Welfare Plans shall assist and cooperate with each other in the disposition of claims made under the Seller Welfare Plans pursuant to Section 6.2(c)(iii), and in providing each other with any records, documents, or other information within its control or to which it has access that is reasonably requested by any other as necessary or appropriate to the disposition, settlement, or defense of such claims.

                    (v) Except as otherwise provided in Sections 6.2(c)(ii)(C) and 6.2(c)(vi), nothing in this Agreement shall require Seller or its Affiliates to transfer assets or reserves with respect to the Seller Welfare Plans to Buyer or the Buyer Welfare Plans.

                    (vi) As of the Closing Date, Seller shall cause the portion of the GTE Flexible Reimbursement Plan (the "FRP") applicable to Transferred Employees to be segregated into a separate component and all account balances of the Transferred Employees in the FRP shall be transferred to a flexible reimbursement plan that Buyer shall cause to be maintained for the duration of the calendar year in which the Closing Date occurs.

                    (vii) It is the intent of the parties to this Agreement that sufficient welfare benefit plan assets shall be transferred to Buyer such that the U.S. Government shall not be entitled to receive a credit for an equitable share of previously funded welfare benefit plan costs pursuant to the Cost Accounting Standards or Federal Acquisition Regulations in connection with the assumption of welfare benefit plan liabilities by Buyer or in connection with any transfer of welfare benefit plan assets contemplated by this Agreement; provided, however, that such transfer must in all respects comply with any applicable requirements of ERISA and the Code.

          (d) Severance Benefits. On and for a period of at least 36 months after the Closing Date, Transferred Employees shall be eligible for benefits under a Buyer severance or separation pay policy or plan that are the same as or comparable to the severance or separation pay policy benefits that are

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



provided by the Company or its Subsidiaries as of the Closing Date. At Buyer's discretion, the ISEP benefits provided under the Government Systems Pension Plan may be paid in cash from Buyer's general assets or through a non-tax-qualified severance arrangement (without adjustment in the amount of such benefits based on the source of payment). For the purpose of determining eligibility and for the amount of the severance pay, Buyer shall cause the service of each such Transferred Employee with Seller and its Affiliates to be recognized for eligibility, vesting, and benefit determinations under Buyer's severance or separation pay policy or plan.

          6.3 EXECUTIVE BENEFIT ARRANGEMENTS.

          (a) SERP and 415 Excess Plan. Buyer shall take all actions necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Buyer or one of its Affiliates maintains or adopts one or more plans on behalf of the Transferred Employees, effective as of the Closing Date, that provide for eligibility requirements and benefits that are comparable to the eligibility requirements and benefits provided for under the GTE Supplemental Executive Retirement Plan ("SERP") and the GTE Excess Pension Plan (the "Excess Pension Plan") as of the Closing Date. Buyer shall cause Transferred Employees to be credited under such plans with service and compensation as of the Closing Date as determined under the terms of the SERP and/or the Excess Pension Plan, as the case may be, as of the Closing Date. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list reflecting each Transferred Employee's service and compensation under the SERP and the Excess Pension Plan as of the Closing Date. For a period of at least 5 years following the date of this Agreement, Buyer shall retain a benefit accrual formula and early retirement provisions under its plan or plans that are no less favorable than the benefit accrual formula and early retirement provisions of the SERP and the Excess Pension Plan as of the Closing Date.

          (b) Executive Retired Life Insurance. Buyer shall take all actions necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Buyer or one of its Affiliates maintains or adopts a plan (to be effective as of the Closing Date) on behalf of the Transferred Employees whose combined age and years of service as of the date of this Agreement total at least 66 or who are otherwise within 5 years of eligibility for ERLIP, that provides for eligibility requirements and benefits that are comparable to the eligibility requirements and benefits provided for under the GTE Executive Retired Life Insurance Plan (the "ERLIP") as of the Closing Date. Buyer shall cause Transferred Employees to be credited under such plan as of the Closing Date with benefits determined under the terms of the ERLIP as of the Closing Date. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list reflecting each Transferred Employee's benefit under the ERLIP as of the Closing Date. ERLIP shall be subject to the same protections described in
Section 6.2(c)(ii)(B).

          6.4 VACATION PAY.

          On or after the Closing Date, Buyer shall assume all liabilities and obligations to Transferred Employees, including Transferred Employees who were not employees of the Company (as marked by an asterisk on Schedule 6.1(a)(ii)), in respect of vacation pay accrued during 1999 or subject to carryover from 1998. Buyer shall not reduce the amount of current year unused vacation pay each Transferred Employee has accrued during the year in which the Closing Date occurs. Seller and its Affiliates shall have no liability to Transferred Employees for the vacation payments described above. Seller shall pay Transferred Employees any banked vacation on or before the Closing Date. Seller shall provide Buyer at the Closing with a list of the accrued but unused vacation pay (exclusive of banked vacation), as of the Closing Date, of each Transferred Employee for the calendar year in which the Closing Date occurs. For purposes of this Agreement, vacation pay shall include traditional vacation days, floating holidays, personal days, and any similar time periods.

          6.5 THIRD-PARTY LIMITATIONS.

          (a) Nothing expressed or implied in this Article VI shall confer upon any employee of Seller or its Affiliates, or Buyer or its Affiliates, or upon any legal representative of such employee, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

          (b) Nothing in this Agreement shall be deemed to confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Article VI, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, or arrangement for his or her rights thereunder. Except as specifically provided for herein, nothing contained herein shall be construed as prohibiting Buyer from amending or terminating any plan or arrangement at any time after the Closing Date. Buyer and Company shall be the sole judge of the number, identity and qualifications of employees necessary for the conduct of their business operations and, except as expressly provided for herein, the employment of the Transferred Employees after the Closing Date will be on such terms and conditions as the Buyer and Company, in their sole discretion, may from time to time determine.

          (c) Nothing in this Agreement shall cause Buyer or its Affiliates or Seller or its Affiliates to have any obligation to provide employment or any employee benefits to any individual who is not a Transferred Employee or to continue to employ any Transferred Employee for any period of time following the Closing Date.

          (d) Nothing in this Agreement will be construed to require Buyer to provide any benefit to any current or former employee of Seller or any of its Affiliates other than the benefits specifically described herein.

          (e) Except as otherwise specifically provided in this Agreement, Seller will remain responsible for all benefits under any benefit plan or arrangement providing change in control, severance, continuation or termination pay with regard to each Transferred Employee in connection with the transactions contemplated by this Agreement and occurring prior to the Closing Date. Notwithstanding the foregoing, Seller shall not be liable for any obligations or liabilities that result from Buyer's failure to perform or satisfy its obligations under this Article VI.

          6.6 WARN ACT REQUIREMENTS.

          Seller will provide Buyer on or prior to the Closing Date with a written list of all employees of the Business whose employment has been terminated or whose work hours have been reduced within 90 calendar days preceding the Closing Date. Such list will indicate the employee's site of employment, position or job title, name, starting and ending dates of employment and date of employment loss, termination, layoff and, if applicable, the amount of hour reduction. Seller shall be responsible for compliance with The Worker Adjustment and Retraining Notification Act of 1988 and any similar applicable law, including any requirement to provide for and discharge any and all notifications, benefits, and liabilities to Company employees and government agencies for any events occurring on or before the Closing Date and Buyer shall be responsible for compliance with The Worker Adjustment and Restraining Notification Act of 1988 and any similar applicable law, including any requirement to provide for and discharge any and all notifications and liabilities to Transferred Employees and government agencies, that may arise after the Closing Date.

          6.7 INDEMNIFICATION.

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





          (a) Buyer's Indemnification. Notwithstanding anything to the contrary in Article IX, Buyer shall indemnify and hold harmless Seller, its Affiliates, and their respective directors, officers, employees, agents, and assigns, and each employee benefit plan or arrangement maintained or contributed to by Seller or an Affiliate thereof (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA) and its administrators, fiduciaries, and agents, from and against (1) any and all claims, demands, actions, administrative or other proceedings, causes of action, liability, loss, cost, damage, and expense (including reasonable attorneys' fees) in any way arising out of or incurred as a result of any action by Buyer, its Affiliates, their respective directors, officers, employees, or agents, the administrators or fiduciaries of any employee benefit plan maintained or contributed to by Buyer or an Affiliate thereof (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA), or any of their successors, to change, reduce contributions to, terminate, fail to continue, fail to pay benefits under, or fail to manage or administer properly any employee benefit plan or arrangement (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of
Section 3(3) of ERISA) on or after the Closing Date and (2) any injunctive or equitable relief sought, granted or otherwise ordered in connection with any employee benefit plan or arrangement (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA) arising on or after the Closing Date.

          (b) Seller's Indemnification. Notwithstanding anything to the contrary in Article IX, Seller shall indemnify and hold harmless Buyer, its Affiliates, and their respective directors, officers, employees, agents, and assigns, and each employee benefit plan or arrangement maintained or contributed to by Buyer or an Affiliate thereof (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA) and its administrators, fiduciaries, and agents, from and against (1) any and all claims, demands, actions, administrative or other proceedings, causes of action, liability, loss, cost, damage, and expense (including reasonable attorneys' fees) in any way arising out of or incurred as a result of any action by Seller, its Affiliates, their respective directors, officers, employees, or agents, the administrators or fiduciaries of any employee benefit plan maintained or contributed to by Seller or an Affiliate thereof (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA), or any of their successors, to fail to pay benefits under, or fail to manage or administer properly any employee benefit plan or arrangement (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA) before the Closing Date and (2) any injunctive or equitable relief sought, granted or otherwise ordered in connection with any employee benefit plan or arrangement (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA) arising before the Closing Date.

          (c) Defense of Claims. Notwithstanding anything in this Agreement to the contrary, with respect to an indemnifiable claim arising out of an employee benefit plan or arrangement (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA), irrespective of whether Seller or Buyer is the indemnifying party, Buyer shall promptly assume control of the defense of such indemnifiable claim and shall provide Seller with reasonable progress reports of such defense; provided that GTE or Seller may, at its option, participate in the defense, including having settlement authority over any claim for which GTE or Seller is responsible for indemnifying Buyer, of any such indemnifiable claim. In no event may Buyer settle any such claim without the consent of Seller, which consent shall not unreasonably be withheld.

          6.8 SPECIAL PROVISIONS FOR CERTAIN EMPLOYEES.

          (a) Buyer shall take all action necessary and appropriate to ensure that, as of the Closing Date, Buyer or one of its Affiliates maintains or adopts a long-term disability plan (the "Buyer LTD Plan") comparable to the long-term disability plan maintained by the Company and its Subsidiaries on the

Closing Date (the "Seller LTD Plan"). Seller shall cause any Transferred Employee who is identified in Schedule 6.1(a)(ii) as an "LTD Recipient" to continue to be covered as of the Closing Date under Seller's insured LTD Plan, subject to the terms of such plan. In addition, any Transferred Employee who has incurred a disability occurrence prior to the Closing shall remain the responsibility of Seller' s insured LTD Plan with respect to that disability occurrence, subject to the terms of such plan. Notwithstanding the preceding sentence, LTD Recipients shall be eligible, as of the Closing Date, for coverage and benefits under any non-LTD employee benefit plans or programs maintained by the Buyer or its Affiliates (including without limitation, disability pensions under the Buyer Pension Plan, age and service credit solely for purposes of early retirement eligibility under the Buyer Pension Plan, and medical and dental benefits), under the same terms and conditions that apply to similarly situated employees of Buyer or its Affiliates.

          (b) If any LTD Recipient recovers from his or her disabling condition, Seller shall have no obligation to offer or provide employment to such LTD Recipient; however, Buyer or its Affiliates shall have an obligation to offer or provide employment to such LTD Recipient. If an LTD Recipient who received disability benefits under the Seller LTD Plan returns to active service with the Buyer or its Affiliates, the LTD Recipient's period of disability covered under the Seller LTD Plan shall be treated as a period of service under the employee benefit plans and programs of the Buyer or its Affiliates to the same extent as if it had been a period of disability covered by a long-term disability plan of the Buyer or its Affiliates.

          6.9 STOCK OPTIONS AND LTIP.

          On or before the Closing Date, Seller shall cause all outstanding stock options awarded to any Transferred Employee to become fully vested and exercisable, and shall permit any such Transferred Employee to exercise such stock options for a two-year period following the Closing Date but in no event beyond expiration of the option. Seller shall pay any Transferred Employee who has received a long-term award under Seller's Long Term Incentive Plan ("LTIP") in a pro rata amount of such award based on the portion of the award cycle prior to the Closing Date, subject to the terms and administrative practices of the LTIP. Seller shall pay the LTIP awards at the end of the LTIP award cycle or at such earlier date as Seller in its sole discretion may elect, to each Transferred Employee who received such award and who remains employed by the Company or its Affiliates as of such date.

          6.10 COOPERATION BETWEEN PARTIES.

          Seller and Buyer shall cooperate in implementing the provisions of this Article VI. Seller shall use its reasonable best efforts to introduce Buyer and its Affiliates, at their request, to insurers, service providers and administrators that pertain to the funding or provision of benefits in respect of the Transferred Employees. Seller shall cooperate with Buyer in causing policies or contracts (other than LTD) that pertain to the benefits in respect of the Transferred Employees to be assigned to Buyer or in arranging for the issuance of new or modified policies or contracts to Buyer. Prior to Closing, and for a period until December 31, 2000, Seller shall permit Buyer and its agents and representatives to have reasonable access, during reasonable business hours and upon reasonable advance notice, to Seller, its officers and employees for the purpose of obtaining documents, records or information reasonably necessary to the operation of Buyer's human resources functions and employee benefit plans and the continuation of compensation and benefits for the Transferred Employees. Buyer shall reimburse Seller for the actual costs of such access and any services provided, including personnel costs, capital costs and allocated expenses.

          6.11 SUCCESSORS AND ASSIGNS.

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





          In the event Buyer or any of its successors and assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer honor the obligations of Buyer set forth in this
Article VI.

                                  ARTICLE VII
                             CONDITIONS OF PURCHASE

          7.1 GENERAL CONDITIONS.

          The obligations of Buyer and Seller to effect the Closing shall be subject to the following conditions, unless waived in writing by all parties:

          (a) No Orders; Legal Proceedings. At the Closing Date, (i) no material Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity which prohibits or restrains the transfer of the Stock and (ii) no material Action shall have been commenced by any Governmental Entity which seeks to restrain or materially and adversely alter the transactions contemplated hereby which in the reasonable good faith determination of Seller or Buyer would render it unlawful to consummate the transactions contemplated by this Agreement.

          (b) Approvals. All Approvals required by applicable Law to be obtained from any Governmental Entity to effect the transfer of the Stock which are identified on Schedule 7.1(b) shall have been received or obtained on or prior to the Closing Date and any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

          (c) Intellectual Property Agreement. Seller and the Company shall have entered into an Intellectual Property Agreement in the form of Exhibit A.

          (d) Transition Arrangements. Seller and the Company shall have entered into a Transition Services Agreement in the form of Exhibit B.

          7.2 CONDITIONS TO OBLIGATIONS OF BUYER.

          The obligations of Buyer to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Buyer:

          (a) Representations and Warranties of Seller. The representations and warranties of Seller contained herein that are qualified as to materiality shall be true and correct and the representations and warranties of Seller contained herein that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such date, except to the extent that the failure of such representations and warranties to be true and correct, or true and correct in all material respects, as the case may be, would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and Division Subsidiaries taken as a whole.

          (b) Covenants of Seller. Seller shall have in all material respects performed all obligations and complied with all covenants set forth in this Agreement which are required to be performed or complied with by it at or prior to the Closing.

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





          (c) Officer's Certificate. Buyer shall have received a certificate of Seller signed by an authorized officer of Seller to the effect that the conditions in Sections 7.2(a) and 7.2(b) have been satisfied.

          (d) Resignation of Directors and Certain Officers. The directors and officers of the Company and its Subsidiaries who will remain employed by Seller or one of its Affiliates after the Closing Date shall have submitted their resignations in writing to the Company and/or the relevant Subsidiaries, as applicable. Such resignations of officers and directors (in such capacity) shall be effective as of the Closing.

          (e) Consents and Permits. Seller shall have received and delivered to Buyer the consents of third parties and/or confirmations of Governmental Entities with respect to Permits set forth on Schedule 7.2.

          (f) ISD Disposition. The ISD Disposition shall have been consummated in all material respects in accordance with the terms and conditions of this Agreement.

          7.3 CONDITIONS TO OBLIGATIONS OF SELLER.

          The obligations of Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

          (a) Representations and Warranties of Buyer. The representations and warranties of Buyer contained herein that are qualified as to materiality shall be true and correct and the representations and warranties of Buyer contained herein that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such date, except to the extent that the failure of such representations and warranties to be true and correct, or true and correct in all material respects, as the case may be, would not have a material adverse effect on Buyer's ability to perform this Agreement.

          (b) Covenants of Buyer. Buyer shall have in all material respects performed all obligations and complied with all covenants set forth in this Agreement which are required to be performed or complied with by it at or prior to the Closing.

          (c) Officer's Certificate. Seller shall have received a certificate of Buyer signed by an authorized officer of Buyer to the effect that the conditions in Sections 7.4(a) and 7.4(b) have been satisfied.

                                  ARTICLE VIII
                           TERMINATION OF OBLIGATIONS

          8.1 TERMINATION OF AGREEMENT.

          Anything herein to the contrary notwithstanding, this Agreement and the Related Agreements may be terminated at any time before the Closing as follows and in no other manner, provided that the terminating party is not in material breach of its representations, warranties or covenants set forth herein:

          (a) Mutual Consent. By mutual consent in writing of Buyer and Seller.

          (b) Closing Not Consummated by Earlier Date. By Seller or Buyer at any time after December 31, 1999 if the Closing shall not have occurred by such date, unless extended by mutual consent in writing of Buyer and Seller; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date.

          (c) Conditions to Buyer's Performance Not Met. By Buyer upon written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the Closing contemplated by this Agreement as set forth in
Article VII.

          (d) Conditions to Seller's Performance Not Met. By Seller upon written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the Closing contemplated by this Agreement as set forth in
Article VII.

          (e) Material Adverse Circumstance Related to Bell Atlantic Merger. Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event Seller or any of its Affiliates takes any action which, but for the provisions of Section 4.8, it is required to take under this Agreement, or fails to take any action which, but for the provisions of Section 4.8, it is prohibited from taking under this Agreement, and such actions or failures to act, individually or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or a material adverse effect on the ability of Seller to perform or comply in all material respects with its covenants contained in this Agreement or in any of the Related Agreements.

          8.2 EFFECT OF TERMINATION.

          In the event that this Agreement and certain Related Agreements shall be terminated pursuant to Section 8.1, all future obligations of the parties under this Agreement and such Related Agreements shall terminate without further liability of any party to another; provided that the obligations of the parties contained in this Section 8.2 and Sections 10.15 and 10.17 and the Confidentiality Agreement shall survive any such termination. A termination under Section 8.1 shall not relieve any party of any liability for a breach of any covenant or agreement under this Agreement or any such Related Agreements, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach. In the event of a termination under Section 8.1, no party shall have any liability under this Agreement because of the failure of any representation or warranty made by such party hereunder to be true and correct.

                                   ARTICLE IX
                            INDEMNIFICATION; SURVIVAL

          9.1 OBLIGATIONS OF SELLER.

          Effective as of the Closing, Seller agrees to indemnify and hold harmless Buyer, the Company and each of their Subsidiaries, and their respective directors, officers, employees, Affiliates, agents and assigns ("Buyer Indemnitees") from and against any and all Indemnifiable Losses based upon or arising from:

          (a) any inaccuracy in any of the representations and warranties made by Seller on the Closing Date in or pursuant to this Agreement;

          (b) any material breach or nonperformance of any of the covenants or agreements of Seller contained in this Agreement or the Related Agreements, including any matter as to which Seller in other provisions of this Agreement (including Section 5.3 and 6.7) has expressly agreed to indemnify Buyer or (subsequent to Closing) the Company or any Subsidiary of the Company;

          (c) item number 1 on Schedule 2.20(c); or

          (d) any Excluded Pre-Closing Liability or any ISD Excluded Liability.

          9.2 OBLIGATIONS OF BUYER.

          Effective as of the Closing, Buyer agrees to indemnify and hold harmless Seller and its directors, officers, employees, Affiliates, agents and assigns ("Seller Indemnitees") from and against any and all Indemnifiable Losses based upon or arising from:

          (a) any inaccuracy in any of the representations and warranties made by Buyer on the Closing Date in or pursuant to this Agreement,

          (b) any material breach or nonperformance of any of the covenants or agreements of Buyer contained in this Agreement or the Related Agreements, including any matter as to which Buyer in other provisions of this Agreement (including Sections 5.3 and 6.7) has expressly agreed to indemnify Seller;

          (c) the conduct of the Business after the Closing; or

          (d) any GTE Guarantee remaining outstanding after the Closing.

          9.3         PROCEDURE.

          (a) Notice of Third Party Claims. Any party seeking indemnification of any Indemnifiable Loss or potential Indemnifiable Loss arising from a claim asserted by a third party shall give written notice to the party from whom indemnification is sought. Written notice to the Indemnifying Party of the existence of a third-party claim shall be given by the Indemnified Party promptly after its receipt of an assertion of liability from the third party, and in any event within 10 days of such assertion; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. In the event the provisions of Section 5.3 or Section 6.7 conflict with the provisions of this
Section 9.3, the provisions of Section 5.3 or Section 6.7, as applicable, shall govern.

          (b) Defense. The Indemnifying Party may, at its option, control the defense of an Indemnifiable Claim by giving notice of the exercise of such option within 30 days after written notice of such Indemnifiable Claim is given to the Indemnifying Party; provided that, with respect to item number 1 on
Schedule 2.20(c) and any Excluded Pre-Closing Liabilities referred to in clause
(c) of such definition, Buyer will cause the Company to continue to defend such matters after the Closing Date. Notwithstanding the foregoing, the Indemnified Party shall have the right to retain counsel of its choice at its own expense and participate in the defense of the Indemnified Claim. If the Indemnifying Party does not assume such defense or the Indemnifying Party notifies the Indemnified Party within 30 days that it will not assume such defense, the Indemnified Party may control the defense of such claim and may settle the claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result. In all cases, the party without the right to control the defense of the Indemnified Claim may participate in the defense at its own expense.

          (c) Tax Adjustments. Any amounts payable by the Indemnifying Party to or on behalf of an Indemnified Party in respect of an Indemnifiable Loss shall be adjusted as follows. The Indemnified Party shall reimburse the Indemnifying Party an amount equal to the present value amount of the net reduction in any year in the liability for Income Taxes of the Indemnified Party or any member of a consolidated or combined tax group of which the Indemnified Party is, or was at any time, part, which reduction will be realized (either through the reduction of a Tax liability or the increase of a Tax loss or credit) with respect to any period after the Closing Date and which reduction would not have been realized but for the amounts paid (or any audit adjustment or deficiency with respect thereto, if applicable) in respect of an Indemnifiable Loss, or amounts paid by the Indemnified Party pursuant to this paragraph (a "Net Tax Benefit"). The present value amount of the Net Tax Benefit shall be determined by: (i) using a discount rate equal to the mid-term applicable federal rate in effect on the date by which the payment subject to the Net Tax Benefit adjustment is due, (ii) discounting back to the date by which the payment subject to the Net Tax Benefit adjustment is due and (iii) using reasonable assumptions regarding the date (or dates) on which such Net Tax Benefit will be realized, which assumptions must be verified by an independent certified public accountant chosen by the Indemnifying Party if requested by the Indemnifying Party. Buyer agrees to provide Seller or their designated representatives with assistance and such documents and records reasonably requested by them that are relevant to their ability to determine when a Net Tax Benefit will be realized, including but not limited to copies of Tax Returns, estimated tax payments, schedules, and related supporting documents.

          (d) Settlement Limitations. Notwithstanding anything in this Section
9.3 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnifiable Claim or permit a default or consent to entry of any judgment, unless such settlement or compromise includes a complete release of the Indemnified Party with respect to liability related to such Indemnifiable Claim. Notwithstanding clause (i) of the preceding sentence, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnified Party, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Indemnifiable Losses of the Indemnified Party relating to such Indemnifiable Claim through the date of its rejection of the settlement offer or (B) the aggregate Indemnifiable Losses of the Indemnified Party with respect to such claim. If the Indemnifying Party makes any payment on any claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.

          9.4 SURVIVAL.

          The representations and warranties contained in or made pursuant to this Agreement and the Related Agreements shall expire on April 30, 2001 except that (i) the representations and warranties contained in Sections 2.1, 2.2., 2.16, 3.5 and 3.7 shall remain in full force and effect indefinitely, (ii) the representations and warranties contained in Sections 2.4 and 2.14 shall remain in full force and effect until the expiration of the applicable statute of limitations period, and (iii) the representations and warranties contained in Sections 2.18 and 2.20 shall remain in full force and effect until the fifth anniversary of the Closing Date. This Article IX shall survive the Closing and shall remain in effect (a) with respect to Sections 9.1(a) and 9.2(a), so long as the relevant representations and warranties survive, (b) with respect to Sections 9.1(b) and 9.2(b) to the extent those Sections relate to the covenants set forth in Article IV (other than Section 4.10 which shall survive until the expiration of the applicable statutes of limitations periods) , for one year, (c) with respect to Sections 9.1(b) and 9.2(b) to the extent those Sections relate to covenants other than as set forth in Article IV, so long as the applicable covenant survives and (d) with respect to Sections 9.1(c), 9.1(d) and 9.2(c), indefinitely. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article IX notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

          9.5 LIMITATIONS ON INDEMNIFICATION.

          (a) Seller shall not be required to indemnify any Person under Section 9.1(a) unless the aggregate of all amounts for which indemnity would otherwise be payable by Seller exceeds 1.5% of the Base Purchase Price, and in such event, Seller shall be responsible for only the amount in excess of such 1.5% of the Base Purchase Price, except that such limitation shall not apply to any claims arising out of Sections 2.1, 2.2, 2.4 or 2.16 for which Seller shall indemnify the Indemnified Party for the full amount of any Indemnifiable Loss. In no event shall the total indemnification to be paid by Seller under this Article IX exceeds 10% of the Base Purchase Price. Any Indemnifiable Claim with respect to any breach or nonperformance by either party of a representation, warranty, covenant or agreement shall be limited to the amount of actual damages sustained by the Indemnified Party by reason of such breach or nonperformance, net of any insurance proceeds and Net Tax Benefits. Any amounts required to be paid by Seller pursuant to Section 5.3 (other than Section 5.3(b)(ii) of this Agreement) shall not be deemed to be an indemnification payment for purposes of this
Section 9.5.

          (b) Seller's obligations under Section 9.1(c) with respect to item number 1 on Schedule 2.20(c) and 9.1(d) with respect to Excluded Pre-Closing Liabilities identified in subparagraph (c) of the definition of Excluded Pre-Closing Liability (as they relate to criminal conduct) shall (i) not include any Indemnifiable Losses resulting from any conviction, debarment or suspension that may result from such item other than the costs of defense and any fines or penalties related thereto and (ii) not be subject to the provisions of Section 9.5(a). Seller hereby waives any requirement that Buyer provide notice of item number 1 on Schedule 2.20(c). In addition, the parties agree that Buyer shall cause the Company to continue to defend such matters after the Closing Date in accordance with the provisions of Article IX.

          (c) If an inaccuracy in any of the representations and warranties made by Seller or a breach of any covenants of Seller gives rise to an adjustment in the purchase price for the Stock pursuant to Section 1.4, or otherwise was the basis for a proposed adjustment to any Closing Date Statement of Net Assets, then such inaccuracy or breach shall not give rise to an indemnification obligation under Section 9.1.

          9.6 TREATMENT OF PAYMENTS.

          All payments made pursuant to this Article IX (other than a payment based on an obligation arising under Section 5.3(h)) shall be treated by the parties as adjustments to the purchase price for the Stock; provided, however, that to the extent or taxing authority treats such payment as income subject to Tax, the additional Tax due shall be treated as an Indemnifiable Loss. Notwithstanding anything in this Agreement to the contrary, Buyer shall not be indemnified or reimbursed for any tax consequences arising from adjustments to the basis of any asset resulting from an adjustment to the Purchase Price or any additional Taxes resulting from any such basis adjustment.

          9.7 REMEDIES EXCLUSIVE.

          The remedies provided for in this Article IX shall constitute the sole and exclusive remedy for any post-Closing claims made for breach of this Agreement or otherwise in connection with the transactions contemplated hereby, except for claims arising out of any breach of the Confidentiality Agreement, the Intellectual Property Agreement, Section 5.2 and 10.4, Article VI or this
Article IX. Each party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 9.7.

          9.8 MITIGATION.

          The parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. In the event that any party shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any Indemnifiable Loss that could reasonably be expected to have been avoided if such party, as the case may be, had made such efforts.

                                   ARTICLE X
                                     GENERAL

          10.1 USAGE.

          All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. "Include", "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of any Law) by succession of comparable successor Laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and assigns. Any term defined herein by reference to any instrument or Law has such meaning whether or not such instrument or Law is in effect. "Shall" and "will" have equal force and effect. "Hereof", "herein", "hereunder" and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References to "the date of this Agreement," "the date hereof" or words of like import shall mean June 21, 1999. References in an instrument to "Article", "Section" or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa. All accounting terms not otherwise defined herein have the meaning assigned under generally accepted accounting principles in the United States which have effective dates on or prior to December 31, 1998.

          10.2 AMENDMENTS; WAIVERS.

          This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

          10.3 SCHEDULES; EXHIBITS.

          Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. The mere inclusion of an item in a Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents an exception or material fact, event or circumstance. Further, any fact or item which is clearly disclosed on any Schedule to this Agreement or in the Financial Statements in such a way as to make its relevance or applicability to information called for by another Schedule or other Schedules to this Agreement reasonably apparent shall be deemed to be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

          10.4 FURTHER ASSURANCES.

          Each of Buyer and Seller will use commercially reasonable efforts to cause all conditions to its and the other parties' obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. Each of Buyer and Seller shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby (including the ISD Disposition) or to evidence such events or matters. With respect to the securing of any requisite Approvals after Closing, the parties shall timely and promptly make all filings which may be required for the securing of such Approvals. In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall use commercially reasonable efforts to file notification and report forms and similar applications with any applicable Governmental Entity whose Approval may be required following the Closing Date. Buyer and Seller shall cooperate and use their respective commercially reasonable efforts to respond to any requests for information by any Governmental Entity in connection with such post-Closing Approvals.

          10.5 GOVERNING LAW.

          This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines (other than New York General Obligations Law, Section 5-1401).

          10.6 HEADINGS.

          The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          10.7 COUNTERPARTS.

          This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

          10.8 PARTIES IN INTEREST.

          This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

          10.9 PERFORMANCE BY SUBSIDIARIES.

          Each party agrees to cause its Subsidiaries to comply with any obligations hereunder relating to such Subsidiaries and to cause its Subsidiaries to take any other action which may be necessary or reasonably requested by the other party in order to consummate the transactions contemplated by this Agreement.

          10.10 WAIVER.

          No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

          10.11 SEVERABILITY.

          If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

          10.12 NO CONSEQUENTIAL DAMAGES.

          Notwithstanding any provision of this Agreement to the contrary, neither party shall be entitled in connection with any breach or violation of this Agreement to recover any (a) punitive, exemplary or other special damages or (b) indirect, incidental or consequential damages, including any damages relating to loss of profit or business opportunity, to the extent such damages are not a reasonably foreseeable result of such breach or violation. The foregoing shall not limit the right of either party to indemnification in accordance with the provisions of Article IX with respect to all components of any claim, settlement, award or judgment against such party by any unaffiliated third party.

          10.13 KNOWLEDGE CONVENTION.

          Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered to any party pursuant to this Agreement is made "to [its] knowledge" or words of similar intent or effect of any party or its representative, the Person making such statement shall be deemed to be making such statements "to [its] best knowledge" and shall be accountable only for facts and other information, which as of the date the representation is given, are actually known to the Person making such statement, which with respect to Persons that are corporations, means the knowledge of its executive officers.

          10.14 NOTICES.

          Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telefax or telecommunications mechanism, provided that any notice so given is also mailed as provided in clause (c), (c) mailed by certified or registered mail (postage prepaid), receipt requested, or (d) sent by Express Mail, Federal Express or other express delivery service, receipt requested, to the parties and at the addresses specified herein or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified herein and an appropriate confirmation of transmission is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address. Any notice or other communication hereunder shall be delivered as follows:

               If to Buyer:             General Dynamics Corporation
                                        3190 Fairview Park Drive
                                        Falls Church, Virginia  22042-4523
                                        Attention:  David A. Savner, Esq.
                                                    Senior Vice President and General Counsel
                                        Telecopy No.:  (703) 876-3125


               With a copy to:          Jenner & Block
                                        601 13th Street, N.W.
                                        Washington, D.C.  20005
                                        Attention:  Craig A. Roeder, Esq.
                                        Telecopy No.:  (202) 639-6600


               If to Seller:            c/o GTE Corporation
                                        1255 Corporate Drive
                                        Irving, Texas  75038-2518
                                        Attention:  William P. Barr.
                                                    Executive Vice President - Government and
                                                    Regulatory Advocacy and General Counsel
                                        Telecopy No.:  (972) 507-2332


               With a copy to:          O'Melveny & Myers LLP
                                        555 13th Street, N.W.
                                        Washington, D.C.  20004
                                        Attention:  David G. Pommerening
                                        Telecopy No.:  (202) 383-5414

          10.15 PUBLICITY AND REPORTS.

          Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with the other party; provided that to the extent that independent legal counsel to Seller or Buyer, as the case may be, shall deliver a written opinion to the other party that a particular action is required by applicable law, the parties shall be obligated only to use commercially reasonable efforts to consult with the other party prior to issuing any such press release, publicity statement or other public notice.

          10.16 INTEGRATION.

          This Agreement, the Confidentiality Agreement and the Related Agreements, together with the schedules and exhibits thereto, (i) constitute the entire agreement among the parties pertaining to the subject matter hereof and
(ii) supersede all prior agreements and understandings of the parties in connection therewith, except for the Confidentiality Agreement, which remains in full force and effect.

          10.17 EXPENSES.

          Seller and Buyer shall each pay their own expenses incident to the evaluation of the Company and the Businesses and the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective investment bankers, accountants and counsel. The expenses of the Company shall be paid by Seller.

          10.18 NO ASSIGNMENT.

          Neither this Agreement nor any rights or obligations under it are assignable by Buyer except that Buyer may assign its rights hereunder to any wholly-owned subsidiary of Buyer. Buyer shall remain liable to Seller for the payment of the consideration set forth herein and other obligations of Buyer hereunder notwithstanding a permitted assignment. Seller may assign its rights under this Agreement to any Affiliate of the Seller or to any Person that acquires all of the issued and outstanding capital stock of the Company.

          10.19 REPRESENTATION BY COUNSEL; INTERPRETATION.

          Seller and Buyer each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

          10.20 REFERENCE OF DISPUTES TO SENIOR OFFICERS OF SELLER AND BUYER.

          Any dispute between Seller and Buyer arising out of or in connection with this Agreement or the Related Agreements or any alleged breach hereof or thereof may, at the option of either Seller or Buyer, be submitted for discussion and possible resolution by senior officers of Seller and Buyer, as designated by their respective chief executive officers, for a period of 30 days (or such longer period as the parties may in particular cases so decide) before initiating any litigation pursuant to Section 10.21 hereof.

          10.21 RESOLUTION OF DISPUTES.

          All litigation relating to or arising under or in connection with this Agreement or any of the Related Agreements shall be brought only in the federal or state courts located in the State and County of New York, which shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement or the Related Agreements, with each party irrevocably consenting to the jurisdiction thereof for any actions, suits or proceedings arising out of or relating to this Agreement or the Related Agreements. The parties hereto irrevocably waive trial by jury in any legal action or proceeding relating to this Agreement, the Related Agreements or any other agreement entered into in connection therewith and for any counterclaim with respect thereto. In the event of any breach of the provisions of this Agreement or the Related Agreements, the non-breaching party shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching party with respect thereto at law or in equity.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                     GENERAL DYNAMICS CORPORATION



                                     By:
                                        --------------------------
                                     Title:
                                           -----------------------





                                     CONTEL FEDERAL SYSTEMS, INC.


                                     By:
                                        --------------------------
                                     Title:
                                           -----------------------

                                     Joinder

          GTE hereby joins in this Agreement solely for the purpose of Sections 5.6, 5.7 and 5.8 hereof and for the purpose of guaranteeing the performance by Seller of its obligations under Article IX of this Agreement. In furtherance thereof, GTE represents and warrants as of the date hereof as follows: (i) GTE is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) GTE has all necessary corporate power and authority to execute, deliver and perform its obligations under the Joinder; (iii) GTE owns, beneficially and of record, all of the issued and outstanding capital stock of Seller; (iv) the execution, delivery and performance of this Joinder by GTE have been duly and validly authorized by all necessary corporate action on the part of GTE; and (v) this Joinder constitutes the legally valid and binding obligation of GTE, enforceable against GTE in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' right generally.



                                     GTE CORPORATION



                                     By:
                                        --------------------------
                                     Title:
                                           -----------------------






                                       S-2